Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111352
The information in this prospectus supplement is not complete and may be changed. The prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 13, 2005
Prospectus Supplement
(TO PROSPECTUS DATED JUNE 24, 2004)
•  Shares
Principal Financial Group, Inc.
Series A Preferred Stock
(Non-Cumulative, $100 Liquidation Preference)

We are offering  •   shares of our Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as the “Shares.”
When, as, and if declared by our board of directors or a duly authorized committee of the board, dividends on the Shares will be payable on a non-cumulative basis at a rate per annum equal to  •  % through the dividend payment date in September 2015, which period is referred to in this prospectus supplement as the “Initial Fixed Rate Period.” Thereafter, the dividend rate for the Shares may be at a Fixed Rate determined through remarketings of the Shares for specific periods of varying length not less than six months or may be at a Floating Rate reset quarterly and will equal  •  % plus the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT for the related dividend period. The dividend payment dates will be the  •  th day of each March, June, September and December, or the next business day if any such day is not a business day, commencing September • , 2005.
The certificate of designations for the Shares prohibits the declaration of dividends on the Shares, except out of the net proceeds of common stock issued during the 90 days prior to the date of declaration, if we fail to meet specified capital adequacy, net income or shareholders’ equity levels. See “Description of the Shares — Restrictions on Declaration and Payment of Dividends.”
The Shares are not redeemable prior to the dividend payment date in September 2015. On and after that date, we may, at our option, redeem the Shares at a price of $100 per share plus accrued and unpaid dividends for the then current dividend period to the date of redemption, if any.
We will not apply to list the Shares on any securities exchange or to include the Shares in any automated quotation system.
Concurrently with this offering of the Shares, we are offering  •   shares of our Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25 per share, which we refer to in this prospectus supplement as the “Series B Preferred Stock.” The Series B Preferred Stock will be offered pursuant to a separate prospectus supplement. Neither offering is contingent upon the other.
Investing in the Shares involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about some of the risks you should consider before buying the Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds to us before expenses	$	$

(1)	Plus accrued dividends, if any, from June • , 2005.
The underwriters expect to deliver the Shares only in book-entry form through the facilities of The Depository Trust Company on or about  •  , 2005.
Lehman Brothers
Sole Book-Running Manager and Structuring Advisor
UBS Investment Bank
Senior Co-Manager

Goldman, Sachs & Co.	Banc of America Securities LLC
JPMorgan

Wachovia Securities

Guzman & Company
The date of this Prospectus Supplement is June  • , 2005

Prospectus Supplement

      You should rely only on information contained in this prospectus supplement and the accompanying prospectus or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying

i

prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement.
      We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.
      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
      Unless otherwise indicated, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Principal,” “we,” “us” and “our” or similar terms are to Principal Financial Group, Inc. and its subsidiaries.

iii

FORWARD-LOOKING STATEMENTS
      Some of the statements contained in this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those expected by us, depending on the outcome of various factors. These factors include:

•	a decline or increased volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rates of investment, either of which could reduce our net income, revenues and assets under management;

•	our investment portfolio is subject to several risks which may diminish the value of our invested assets and affect our sales, profitability and the investment returns credited to our customers;

•	competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance may impair our ability to retain existing customers, attract new customers and maintain our profitability;

•	a downgrade in Principal Life Insurance Company’s (“Principal Life”) financial strength ratings may increase policy surrenders and withdrawals, reduce new sales and terminate relationships with distributors and cause some of our existing liabilities to be subject to acceleration, additional collateral support, changes in terms, or creation of additional financial obligations;

•	our efforts to reduce the impact of interest rate changes on our profitability and surplus may not be effective;

•	if we are unable to attract and retain sales representatives and develop new distribution sources, sales of our products and services may be reduced;

•	our international businesses face political, legal, operational and other risks that could reduce our profitability in those businesses;

•	our reserves established for future policy benefits and claims may prove inadequate, requiring us to increase liabilities;

•	our ability to pay stockholder dividends and meet our obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life;

•	we may need to fund deficiencies in our closed block (“Closed Block”) assets which benefit only the holders of Closed Block policies;

•	changes in laws, regulations or accounting standards may reduce our profitability;

•	litigation and regulatory investigations may harm our financial strength and reduce our profitability;

•	fluctuations in foreign currency exchange rates could reduce our profitability;

•	applicable laws and our stockholder rights plan, certificate of incorporation and by-laws may discourage takeovers and business combinations that our stockholders might consider in their best interests; and

•	a downgrade in our debt ratings may adversely affect our ability to secure funds and cause some of our existing liabilities to be subject to acceleration, additional collateral support, changes in terms, or creation of additional financial obligations.

SUMMARY
      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Shares. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying prospectus, before making an investment decision.
Principal Financial Group, Inc.
      The Principal Financial Group is a leading provider of retirement savings, investment and insurance products and services with $174.7 billion in assets under management and approximately 14.9 million customers worldwide as of March 31, 2005.
      We provide financial products and services through the following segments: (1) U.S. Asset Management and Accumulation, which provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to our asset accumulation business, the life and health insurance operations, the Corporate and Other segment and third-party clients; (2) International Asset Management and Accumulation, which provides retirement products and services, annuities, long-term mutual funds and life insurance through subsidiaries and joint ventures in various countries; and (3) Life and Health Insurance, which provides life insurance, health insurance as well as specialty benefits in the U.S. We also have a Corporate and Other segment, which consists of the assets and activities that have not been allocated to any other segment.
      We were organized as an individual life insurer in 1879, formed a mutual insurance holding company in 1998, and Principal Financial Group, Inc. was organized on April 18, 2001, as a Delaware business corporation. Under the terms of Principal Mutual Holding Company’s Plan of Conversion, Principal Mutual Holding Company converted from a mutual insurance holding company to a stock company subsidiary of Principal Financial Group, Inc., effective October 26, 2001.
      In addition, on October 26, 2001, we completed our initial public offering (the “IPO”) in which we issued 100.0 million shares of common stock at a price of $18.50 per share, prior to the underwriters’ exercise of the overallotment option of 15.0 million shares of common stock. Net proceeds from the IPO were $1,753.9 million, of which $64.2 million was retained by Principal Financial Group, Inc., and $1,689.7 million was contributed to Principal Life principally to fund demutualization compensation to policyholders receiving cash or policy credits and to cover certain expenses related to the demutualization. Proceeds were net of offering costs of $96.5 million and a related tax benefit of $0.4 million. In addition to cash and policy credits, some eligible policyholders received shares of common stock under the Plan of Conversion in connection with our demutualization.
      We are an insurance holding company whose assets include all of the outstanding shares of common stock of Principal Financial Services, Inc. Principal Financial Services, Inc., an Iowa business corporation, is an intermediary holding company whose assets include all of the outstanding shares of Principal Life and other subsidiaries. Principal Financial Services, Inc.’s ability to pay dividends and meet its obligations, including paying any debt service, depends upon the receipt of dividends from Principal Life. Our ability to pay dividends and meet our obligations, including paying operating expenses and any debt service, depends upon the receipt of dividends from Principal Financial Services, Inc. Iowa insurance laws impose limitations on the ability of Principal Life to pay dividends.
      The principal executive office for Principal Financial Group, Inc. is located at 711 High Street, Des Moines, Iowa 50392, and the telephone number is (515) 247-5111.

      The Offering

Issuer	Principal Financial Group, Inc.

Securities Offered	• shares of Series A Non-Cumulative Preferred Stock, par value $0.01 per share (the “Shares”), with a liquidation preference of $100 per share, of Principal Financial Group, Inc.

We may from time to time elect to issue additional Shares, and all such additional Shares would be deemed to form a single series with the Shares.

Dividends	Dividend Rate. Dividends on the Shares initially will accrue at a fixed rate per annum equal to •% until the dividend payment date in September 2015, which period we refer to as the “Initial Fixed Rate Period.” Prior to the expiration of the Initial Fixed Rate Period, we will have the option to remarket the Shares in order to establish a new fixed rate per annum for the next dividend period, which period we refer to as a “Fixed Rate Period.” Each Fixed Rate Period will continue for no less than six months and must end on a dividend payment date. If we elect not to remarket the Shares, or if a remarketing is unsuccessful, the dividend rate for the next dividend period, which period we refer to as a “Floating Rate Period,” will be at a floating rate. During a Floating Rate Period, the floating rate per annum will be reset quarterly and will equal •% plus the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT, which are more fully described under “Description of the Shares — Dividends — Floating Rate Period.”

Dividend Payment Dates. The dividend payment dates for the Shares are the •th day of March, June, September and December of each year, commencing on September • , 2005. If any dividend payment date with respect to a Fixed Rate Period on which dividends would otherwise be payable is not a business day, then dividends will be payable on the first business day following such dividend payment date, without accrual to the actual payment date. If any dividend payment date with respect to a Floating Rate Period is not a business day, then dividends will be payable on the first business day following such dividend payment date and dividends will accrue to the actual payment date.

Declaration of Dividends, etc. Dividends on the Shares, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable at the applicable dividend rate applied to the liquidation preference per Share, accruing on each Share as follows: (i) from June • , 2005 in the case of the Shares offered hereby and (ii) if additional Shares are issued at a future date, from (x) the date of issue if such date is a dividend payment date and (y) from the immediately preceding dividend payment date if the date of issue is other than a dividend payment date. Any such dividends will be distributed to holders of the Shares in the manner described under “Description of the Shares — Dividends.”

Non-Cumulative Dividends. Dividends on the Shares are not cumulative. Accordingly, in the event dividends are not declared on the

Shares for payment on any dividend payment date, then any accrued dividends shall cease to accrue and be payable. If our board of directors or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Shares are declared for any future dividend period.

Redemption	The Shares are not redeemable prior to the dividend payment date in September 2015. On and after that date, the Shares are redeemable at our option in whole or in part at a redemption price equal to $100 per share, plus any declared and unpaid dividends for the current dividend period to the redemption date, without accumulation of any undeclared dividends at the following times: (i) on the last dividend payment date of the Initial Fixed Rate Period, (ii) on any date that we determine is appropriate during a subsequent Fixed Rate Period, which date will be determined prior to the commencement of such subsequent Fixed Rate Period, or (iii) at any time during a Floating Rate Period. The Shares will not be subject to any sinking fund or other obligation of us to redeem, repurchase or retire the Shares.

We intend that, if we redeem Shares, we will redeem Shares only to the extent the aggregate redemption price is less than the net proceeds received by us from new issuances by us during the period commencing on the 180th day prior to the date of redemption to purchasers other than our affiliates of any securities which have equal or greater equity characteristics for us as the Shares. This intention also applies to any Shares that any regulatory authority requires us to redeem, unless such regulatory authority directs us otherwise, and to any Shares that we would redeem as a result of any change in the treatment given to the Shares under applicable tax law or U.S. GAAP. See “Description of the Shares — Redemption.”

Dividend Payment Restrictions	The certificate of designations for the Shares prohibits the declaration of dividends on the Shares if we fail to meet specified capital adequacy, net income or shareholders’ equity levels. The prohibition is subject to an exception permitting us to declare dividends out of the net proceeds of common stock issued by us during the 90 days prior to the date of declaration even if we fail to meet the specified capital adequacy, net income or shareholders’ equity levels. See “Description of the Shares — Restrictions on Declaration and Payment of Dividends.”

Ranking	The Shares:

• will rank senior to our junior stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Junior stock includes our common stock and any other class of stock that ranks junior to the Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or our winding-up.

• will rank at least equally with each other series of parity stock that we may issue with respect to the payment of dividends and distributions upon liquidation, dissolution or our winding-up. As of the date of this prospectus supplement, no other series of parity stock is outstanding. In addition to the Shares offered hereby, we are making a concurrent offering of our Series B Preferred Stock which will rank equally with the Shares offered hereby. See “Description of the Shares — General.”

During any dividend period, so long as any Shares remain outstanding, unless the full dividends for the current dividend period on all outstanding Shares have been declared or paid, or declared and a sum sufficient for the payment thereof has been set aside:

• no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

• no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of the reclassification of such junior stock for or into other junior stock, or the exchange or conversion of one share of such junior stock for or into another share of such junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock).

For any dividend period in which dividends are not paid in full upon the Shares and other parity stock having the same restrictions on the declaration and payment of dividends as the Shares, including the Series B Preferred Stock, all dividends declared for such dividend period with respect to the Shares and such other parity stock shall be declared on a pro rata basis. See “Description of the Shares — Ranking.” Preferred stock that we may choose to issue in the future that does not include the restrictions on dividends described under “Description of the Shares — Restrictions on Declaration and Payment of Dividends” but that otherwise ranks pari passu with the Shares will be treated as parity stock and not as ranking senior to the Shares. See “Description of the Shares — Restrictions on Declaration and Payment of Dividends — Interpretive Provisions and Qualifications.”

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Shares are entitled to receive out of our assets that are available for distribution to stockholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of $100 per share plus any accrued and unpaid dividends for the then-current dividend period, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Shares and any other parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Shares — Liquidation Rights.”

Voting Rights	Holders of Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Shares and in the case of certain dividend non-payments. “Description of the Shares — Voting Rights.”

Maturity	The Shares do not have any maturity date, and we are not required to redeem the Shares. Accordingly, the Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of Shares will have no preemptive rights.

Listing	We will not apply to list the Shares on any securities exchange or to include the Shares in any automated quotation system.

Tax Consequences	If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 should generally be taxable to you at a maximum rate of 15%, subject to certain conditions and limitations. If you are a corporate U.S. holder, dividends paid to you should generally be eligible for the dividends received deduction, subject to certain conditions and limitations. For further discussion of the tax consequences relating to the Shares, see “Certain U.S. Federal Income Tax Consequences.”

Ratings	The Shares are expected to be rated BBB by Standard & Poor’s Ratings and Baa2 by Moody’s Investors Service. The ratings of the Shares should be evaluated independently from similar ratings of other securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $•, after expenses and underwriting discounts and commissions. See “Use of Proceeds.”

We intend to use substantially all of the net proceeds from our concurrent offerings of the Shares and the Series B Preferred Stock to repurchase shares of our common stock, par value $0.01 per share, and the remaining amount for general corporate purposes.

Transfer Agent and Registrar	Computershare Trust Company, Inc.

Calculation Agent	Computershare Trust Company, Inc.

Remarketing Agent	Lehman Brothers Inc.

Concurrent Series B Preferred Stock Offering
      Concurrently with this offering of the Shares, we are offering • shares of our Series B Preferred Stock having an aggregate liquidation preference of $•. The Series B Preferred Stock will be offered pursuant to a separate prospectus supplement. The Series B Preferred Stock offering and this offering of Shares are not contingent on each other.
Ratio Of Earnings To Fixed Charges
      The ratio of earnings to fixed charges is a measure of our ability to cover fixed costs with current period earnings. A high ratio indicates that earnings are sufficiently covering committed expenses. The following table sets forth, for the years indicated, our ratios of:

•	earnings to fixed charges before interest credited on investment products; and

•	earnings to fixed charges.

	For the Three
	Months
	Ended
	March 31,		For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges before interest credited on investment products(1)	21.0	7.9	9.8	7.7	4.3	3.2	6.5
Ratio of earnings to fixed charges(2)	2.3	2.0	2.0	1.9	1.4	1.3	1.8

(1)	We calculate the ratio of “earnings to fixed charges before interest credited on investment products” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) by the sum of interest expense (I), interest factor of rental expense (IF) and dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D). The formula for this ratio is: (BT+I+IF-E)/(I+IF+D).

(2)	We calculate the ratio of “earnings to fixed charges” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) and the addition of interest credited on investment products (IC) by interest expense (I), interest factor of rental expense (IF), dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D) and interest credited on investment products (IC). The formula for this calculation is: (BT+I+IF-E+IC)/(I+IF+D+IC). “Interest credited on investment products” includes interest paid on guaranteed investment contracts, funding agreements and other investment-only pension products. Similar to debt, these products have a total fixed return and a fixed maturity date.

RISK FACTORS
      You should carefully consider the following factors and other information in this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the Shares.
You may be unable to sell your Shares if a trading market for the Shares does not develop.
      The Shares are a new issue of securities with no established trading market, and none may develop. Since the Shares have no stated maturity date, investors seeking liquidity will be limited to selling their Shares in the secondary market. We do not intend to apply for listing of the Shares on any securities exchange or for quotation on any automated dealer quotation system. The representative of the underwriters has advised us that they intend to make a market in the Shares. However, they are not obligated to do so and may discontinue any market-making activity at any time without notice. The liquidity of any market for the Shares will depend on the number of holders of the Shares, the interest of securities dealers in making a market in the Shares, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the Shares. If an active trading market does not develop as a result of these and other factors, the market price and liquidity of the Shares may be adversely affected. This, in turn, may affect the price you receive for your Shares or your ability to sell your Shares at all. If you decide to sell your Shares there may be either no or only a limited number of potential buyers. If the Shares are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects.
Dividends on the Shares are non-cumulative.
      Dividends on the Shares are non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, holders of the Shares would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors or a duly authorized committee of the board has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Shares or any other preferred stock we may issue.
Our ability to declare and pay dividends on the Shares will be limited if we fail to achieve specified net income, capital adequacy or shareholders’ equity levels.
      We will be prohibited from declaring or paying dividends on the Shares in excess of the amount of net proceeds from an issuance of common stock taking place within 90 days before a dividend declaration date if, on that dividend declaration date, either:

•	the risk-based capital ratio of our largest U.S. life insurance subsidiaries that collectively account for 80% or more of the general account admitted assets of all of our U.S. life insurance subsidiaries on a weighted average basis were less than 175% of their company action level risk-based capital as of the end of the most recent year; or

•	our consolidated net income for the four-quarter period ending on the preliminary quarter end test date (the quarter that is two quarters prior to the most recently completed quarter) is zero or negative and our consolidated shareholders’ equity (minus accumulated other comprehensive income, and subject to certain other adjustments relating to changes in U.S. GAAP) as of each of the preliminary quarter test date and the most recently completed quarter has declined by 10% or more from its level as measured at the end of the benchmark quarter (the date that is ten quarters prior to the most recently completed quarter).
      If we fail to satisfy either of the above tests on any dividend declaration date, the restrictions on dividends will continue until we are able again to satisfy both tests on a dividend declaration date. In addition, in the case of a restriction arising under the second bullet point above, the restrictions on dividends will continue until our consolidated shareholders’ equity (minus accumulated other comprehensive income, and subject to certain other adjustments relating to changes in U.S. GAAP) has increased, or has declined by less than 10%, in either case as compared to its level at the end of the benchmark quarter for each dividend payment date as to which dividend restrictions were imposed under the second bullet point above.
      See “Description of the Shares — Restrictions on Declaration and Payment of Dividends” for more information on these restrictions.
We may in the future issue series of preferred stock that do not include restrictions on paying dividends and may pay dividends on such preferred stock at times when we are prohibited from paying dividends on the Shares.
      The certificate of designations for the Shares provides that preferred stock that we may choose to issue in the future that does not include the restrictions on dividends described under “Description of the Shares — Restrictions on Declaration and Payment of Dividends” but that otherwise ranks pari passu with the Shares will not be treated as ranking senior to the Shares. See “Description of the Shares — Restrictions on Declaration and Payment of Dividends — Interpretive Provisions and Qualifications.” As a consequence, we could issue such preferred stock without receiving the prior vote or consent of holders of the Shares and, if we were to issue such preferred stock and if dividends as to a dividend period were not paid on the Shares, we would not be precluded from paying dividends on such preferred stock because of the required suspension of dividends on the Shares.
Holders of Shares have limited voting rights.
      Holders of Shares will not possess any voting rights, except in certain limited circumstances. Accordingly, the Shares may have no voting rights with respect to certain matters upon which a holder of our common stock may be entitled to vote. See “Description of the Shares — Voting Rights.”
The Shares are subordinated to our existing and future debt.
      The holders of our indebtedness will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This may have the effect of reducing the amount of proceeds in connection with any insolvency, reorganization, dissolution or other winding up of our business paid to you as a holder of the Shares. As of March 31, 2005, our total indebtedness was approximately $1,609.8 million. We may incur additional debt in the future. Payment of amounts due on the Shares will be subordinated to all of our existing and future debt.
Holders of Shares may be unable to use the dividends received deduction.
      Dividends paid to corporate U.S. holders on the Shares may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Shares to qualify as dividends for federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences — Distributions.” If any distributions on the Shares with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the Shares may decline.

USE OF PROCEEDS
      We estimate that, after deducting expenses and underwriting discounts and commissions, our net proceeds from this offering will be approximately $     •      million and our net proceeds from our concurrent offering of Series B Preferred Stock will be approximately $     •      million. We intend to use substantially all of the net proceeds from both offerings to repurchase shares of our common stock, par value $0.01 per share. We intend to use the remaining net proceeds for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges is a measure of our ability to cover fixed costs with current period earnings. A high ratio indicates that earnings are sufficiently covering committed expenses. The following table sets forth, for the years indicated, our ratios of:

•	earnings to fixed charges before interest credited on investment products; and

•	earnings to fixed charges.

	For the Three
	Months
	Ended
	March 31,		For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges before interest credited on investment products(1)	21.0	7.9	9.8	7.7	4.3	3.2	6.5
Ratio of earnings to fixed charges(2)	2.3	2.0	2.0	1.9	1.4	1.3	1.8

(1)	We calculate the ratio of “earnings to fixed charges before interest credited on investment products” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) by the sum of interest expense (I), interest factor of rental expense (IF) and dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D). The formula for this ratio is: (BT+I+IF-E)/(I+IF+D).

(2)	We calculate the ratio of “earnings to fixed charges” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) and the addition of interest credited on investment products (IC) by interest expense (I), interest factor of rental expense (IF), dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D) and interest credited on investment products (IC). The formula for this calculation is: (BT+I+IF-E+IC)/(I+IF+D+IC). “Interest credited on investment products” includes interest paid on guaranteed investment contracts, funding agreements and other investment-only pension products. Similar to debt, these products have a total fixed return and a fixed maturity date.

SELECTED FINANCIAL INFORMATION
      The following table sets forth selected historical consolidated financial information for Principal Financial Group, Inc. The selected historical consolidated financial information for the years ended December 31, 2004, 2003 and 2002 and at December 31, 2004 and 2003 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. The selected historical consolidated financial information for the years ended December 31, 2001 and 2000 and at December 31, 2002, 2001 and 2000 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected consolidated financial information at and for the three months ended March 31, 2005 and 2004 has been derived from the unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2005. The following consolidated statements of income and consolidated balance sheet data have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

	Three Months Ended		Year Ended December 31,

	March 31,	March 31,
	2005(1)	2004(1)	2004(1)	2003(1)	2002(1)	2001(1)	2000(1)

	(dollars in millions, except for per share data)
Income Statement Data:
Revenues:
Premiums and other considerations	$934.1	$920.4	$3,710.0	$3,630.7	$3,877.8	$4,094.5	$3,974.6
Fees and other revenues	417.2	332.6	1,472.0	1,185.8	950.4	868.2	920.9
Net investment income	794.8	786.2	3,226.5	3,233.4	3,173.1	3,327.6	3,169.8
Net realized/unrealized capital gains (losses)	(1.5)	(42.5)	(104.8)	(63.2)	(374.1)	(491.9)	140.1

Total revenues	$2,144.6	$1,996.7	$8,303.7	$7,986.7	$7,627.2	$7,798.4	$8,205.4

Income from continuing operations, net of related income taxes (benefits)	$205.5	$163.4	$702.5	$647.3	$446.4	$249.8	$554.2
Income (loss) from discontinued operations, net of related income taxes(2)	—	35.9	128.8	102.4	(23.2)	119.7	66.0

Income before cumulative effect of accounting changes	205.5	199.3	831.3	749.7	423.2	369.5	620.2
Cumulative effect of accounting changes, net of related income taxes(3)	—	(5.7)	(5.7)	(3.4)	(280.9)	(10.7)	—

Net income	$205.5	$193.6	$825.6	$746.3	$142.3	$358.8	$620.2

Earnings per Share Data(4):
Income from continuing operations net of related income taxes (benefits), per share:
Basic	$0.69	$0.51	$2.24	$1.99	$1.27	$0.69	N/A
Diluted	$0.68	$0.51	$2.23	$1.98	$1.27	$0.69	N/A
Net income per share:
Basic	$0.69	$0.60	$2.64	$2.29	$0.41	$0.99	N/A
Diluted	$0.68	$0.60	$2.62	$2.28	$0.41	$0.99	N/A
Common shares outstanding at end of period (in millions)	296.8	320.8	300.6	320.7	334.4	360.1	N/A
Weighted-average common shares outstanding for the period (in millions)	299.5	320.8	313.3	326.0	350.2	362.4	N/A
Weighted-average common shares and potential common shares outstanding for the period for computation of diluted earnings per share (in millions)	301.2	322.0	314.7	326.8	350.7	362.4	N/A
Cash dividends per share	N/A	N/A	$0.55	$0.45	$0.25	N/A	N/A

	Three Months Ended		Year Ended December 31,

	March 31,	March 31,
	2005(1)	2004(1)	2004(1)	2003(1)	2002(1)	2001(1)	2000(1)

	(dollars in millions, except for per share data)
Balance Sheet Data:
Total assets	$113,529.1	$110,812.8	$113,798.1	$107,754.4	$89,870.6	$88,350.5	$84,404.9
Long-term debt	$848.1	$1,162.1	$843.5	$1,374.3	$1,332.5	$1,378.4	$1,336.5
Common stock(5)	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8	$—
Additional paid-in capital(6)	7,294.2	7,179.1	7,269.4	7,153.2	7,106.3	7,072.5	—
Retained earnings (deficit)(7)	1,495.0	824.0	1,289.5	630.4	29.4	(29.1)	6,312.5
Accumulated other comprehensive income (loss)	1,046.4	1,539.6	1,313.3	1,171.3	635.8	147.5	(60.0)
Treasury stock, at cost	(2,496.3)	(1,559.5)	(2,331.7)	(1,559.1)	(1,118.1)	(374.4)	—

Total stockholders’ equity	$7,343.1	$7,987.0	$7,544.3	$7,399.6	$6,657.2	$6,820.3	$6,252.5

Other Supplemental Data:
Assets under management ($ in billions)	$174.7	$149.8	$168.7	$144.9	$111.1	$120.2	$117.5
Number of employees (actual)	14,133	15,380	13,976	14,976	15,038	17,138	17,473
Income (Loss) from Discontinued Operations, Net of Tax(2):
Principal International Argentina S.A.	$—	$(0.1)	$10.0	$(1.9)	$3.7	$(14.6)	$(3.0)
Principal Residential Mortgage, Inc.	—	36.0	118.8	82.5	169.8	145.5	60.5
BT Financial Group	—	—	—	21.8	(196.7)	(11.2)	8.5

Total income (loss) from discontinued operations, net of tax	$—	$35.9	$128.8	$102.4	$(23.2)	$119.7	$66.0

(1)	We have reclassified periods prior to March 31, 2005 to conform to the presentation for that period. Our consolidated financial information was affected by the following transaction that affects year-to-year comparability:

•	On February 1, 2002, we sold our remaining stake of 15.1 million shares of Coventry Health Care (“Coventry”). We accounted for our investment in Coventry using the equity method prior to its sale. Our share of Coventry’s net income was $2.1 million, $20.2 million and $20.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

(2)	For disposals accounted for as discontinued operation, the results of operations (excluding corporate overhead) have been removed from our results of continuing operations for all periods presented. Corporate overhead allocated to those entities does not qualify for discontinued operations treatment under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, and therefore is included in our results of continuing operations for periods prior to disposal.

•	Principal International Argentina S.A. On July 2, 2004, we closed the sale of Principal International Argentina S.A., our subsidiary in Argentina, and its wholly owned subsidiaries, Principal Life Compañía de Seguros, S.A. and Principal Retiro Compañía de Seguros de Retiro, S.A. Our total after-tax proceeds from the sale were approximately U.S. $29.2 million.

•	Principal Residential Mortgage, Inc. On July 1, 2004, we closed the sale of Principal Residential Mortgage, Inc. to CitiMortgage, Inc. Our total after-tax proceeds from the sale were approximately U.S. $620.0 million.

•	BT Financial Group. On October 31, 2002, we sold substantially all of BT Financial Group to Westpac Banking Corporation (“Westpac”). As of December 31, 2004, we have received proceeds of A$958.9 million Australian dollars (“A$”) (U.S. $537.4 million) from Westpac. Our total after-tax proceeds from the sale were approximately U.S. $890.0 million. This amount includes cash proceeds from Westpac, expected tax benefits, and a gain from unwinding the hedged asset associated with our investment in BT Financial Group.

(3)	The following accounting changes resulted in cumulative effects of accounting changes being recorded.

•	For the three months ended March 31, 2004 and for the year ended December 31, 2004, the cumulative effect of accounting change was related to our implementation of Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.

•	For the year ended December 31, 2003, the cumulative effect of accounting change was related to our implementation of Interpretation No. 46, Consolidation of Variable Interest Entities, in January 2003.

•	For the year ended December 31, 2002, the cumulative effect of accounting change was related to our implementation of SFAS No. 142, Goodwill and Other Intangible Assets.

•	For the year ended December 31, 2001, the cumulative effect of accounting change was related to our implementation of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

(4)	Earnings per share information for 2001 represents unaudited pro forma earnings per common share for the year ended December 31, 2001. For purposes of calculating pro forma per diluted share information, weighted-average shares outstanding were used. For the period January 1, 2001 through October 25, 2001, we estimated 360.8 million common shares were outstanding. This consists of 260.8 million shares issued to eligible policyholders in our demutualization and the 100.0 million shares issued in our IPO, which closed on October 26, 2001. For the period October 26, 2001 through December 31, 2001, actual shares outstanding were used in the weighted-average share calculation.

(5)	During 2001, we issued 260.8 million shares of common stock as compensation in the demutualization and 115.0 million shares of common stock in our IPO. All shares issued have a $0.01 per share par value.

(6)	As of December 31, 2001, represents: (i) additional paid-in capital from the demutualization resulting from the reclassification of residual retained earnings of Principal Mutual Holding Company, net of common stock issued ($5,047.7 million); (ii) net proceeds, net of common stock issued, from the issuance of 115.0 million shares of common stock in our IPO ($2,018.1 million); and (iii) common stock issued and held in a rabbi trust ($6.7 million).

(7)	As of December 31, 2001, represents a $29.1 million net loss for the period October 26, 2001 through December 31, 2001. Retained earnings as of October 26, 2001, were reclassified to additional paid-in capital as a result of our demutualization.

DESCRIPTION OF THE SHARES
      The following is a brief description of the terms of the Shares, which does not purport to be complete in all respects. The description is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our certificate of designations with respect to the Shares, copies of which are available upon request from us.
General
      Under our amended and restated certificate of incorporation, we have authority to issue up to 500 million shares of preferred stock, par value $0.01 per share. At this time, we are issuing        •       Shares. When issued, at the time or times selected by us in our discretion, the Shares will be validly issued, fully paid and nonassessable. The holders of Shares will be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of such Shares by our board of directors in their sole discretion. In the event we do not declare dividends or do not pay dividends in full on the Shares on any date on which dividends are due, then such unpaid dividends will not cumulate and will no longer accrue and be payable.
      Prior to the issuance of the Shares, we will have filed a certificate of designations with respect to the Shares with the Secretary of State of the State of Delaware. When issued, the Shares will have a fixed liquidation preference of $100 per share. If we liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive such amount per share, together with an amount equal to all accrued and unpaid dividends for the then-current Dividend Period, as defined below, to the date of payment. The Shares will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.
      Concurrently with this offering of the Shares, we are offering shares of our Series B Non-Cumulative Perpetual Preferred Stock, having an aggregate liquidation preference of $ • and referred to herein as the “Series B Preferred Stock.” The Series B Preferred Stock will rank equally with the Shares as to dividends and distributions on liquidation and will include the same provisions with respect to restrictions on declaration and payment of dividends and voting rights as apply to the Shares and as are described below under “Dividends — Restrictions on Declaration and Payment of Dividends” and “Voting Rights.” The Series B Preferred Stock will bear dividends at a fixed rate per annum of  • % through June  • , 2035 and, thereafter, at a rate per annum determined pursuant to remarketings or on a floating rate basis determined pursuant to provisions that are similar to those applicable to the Shares and described under “Dividends — Fixed Rate Period” and “— Floating Rate Period.”
      The offerings of the Shares and the Series B Preferred Stock are not contingent on each other.
Ranking
      With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank: (i) senior to our common stock and all other equity securities designated as ranking junior to the Shares; (ii) equally with the shares of our Series B Preferred Stock and with all other equity securities designated as ranking on parity with the Shares; and (iii) junior to all other equity securities designated as ranking senior to the Shares. See “— Restrictions on Declaration and Payment of Dividends — Interpretive Provisions and Qualifications” concerning the pari passu status of future series of preferred stock that do not include the restrictions on dividends described under “— Restrictions on Declaration and Payment of Dividends” but that otherwise rank pari passu with the Shares.
      During any Dividend Period, so long as any Shares remain outstanding, unless full dividends for the current Dividend Period on all outstanding Shares have been declared or paid, or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock; and

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of the reclassification of such junior stock for or into other junior stock, or the exchange or conversion of one share of such junior stock for or into another share of such junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock).

      For any dividend period in which dividends are not paid in full upon the Shares (except for reasons described under “— Restrictions on Declaration and Payment of Dividends”) and other parity stock having the same restrictions on the declaration and payment of dividends as the Shares, including the Series B Preferred Stock, all dividends declared for such dividend period with respect to the Shares and such other parity stock shall be declared on a pro rata basis.
Dividends

General
      Holders of Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, when, as and if declared by our board of directors out of assets legally available for payment, cash dividends. Such dividends will be at the applicable Dividend Rate, as described below, applied to the $100 liquidation preference per share and will be paid quarterly on the  • day of each March, June, September and December in each year commencing on September  • , 2005 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on a Dividend Payment Date and continuing to but not including the next succeeding Dividend Payment Date, except that the first Dividend Period will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date, not more than 60 nor less than 10 days preceding such Dividend Payment Date, fixed for that purpose by our board of directors in advance of payment of each particular dividend.
      Dividends on the Shares offered hereby will accrue from June  • , 2005, which is expected to be the original issue date. If additional Shares are issued at a future date:

•	if such date is a Dividend Payment Date, such Shares will accrue dividends from such date; and

•	if such date is not a Dividend Payment Date, such Shares will accrue dividends from the Dividend Payment Date that immediately precedes the date on which such Shares were issued.
      “Dividend Rate” means the rate at which dividends will accrue in respect of any Dividend Period, as described in this section, whether by remarketing or otherwise. From the date of original issuance of the Shares through September •, 2015, which we refer to as the “Initial Fixed Rate Period,” the Dividend Rate on the Shares will be  • % per annum of the $100 liquidation preference per Share, payable quarterly (equivalent to $       •        per year per Share)
      If any Dividend Payment Date with respect to a Fixed Rate Period, as defined below, is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date. If any Dividend Payment Date with respect to a Floating Rate Period, as defined below, is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date and dividends will accrue to the actual payment date.
      The amount of dividends payable on each Dividend Payment Date relating to a Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable per Share on each Dividend Payment Date relating to a Floating Rate Period will be computed by multiplying the per annum Dividend Rate in effect for such Dividend Period by a fraction, the numerator of which will be the actual number of days in such Dividend Period (or portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the rates obtained (as described in “— Floating Rate Period” below) by $100.

Fixed Rate Period
      Prior to the expiration of the Initial Fixed Rate Period, we will have the option to remarket the Shares to establish a new Dividend Rate per annum. We refer to such new Dividend Rate as a “Fixed Rate.” This new Fixed Rate would be in effect after the end of the Initial Fixed Rate Period and would remain in effect for such additional period as we determine in connection with the remarketing. We refer to the Initial Fixed Rate Period and any additional periods during which a Fixed Rate is in effect as a “Fixed Rate Period.” Any Fixed Rate Period must be for a duration of at least six months and must end on a Dividend Payment Date. Prior to the expiration of any Fixed Rate Period after the Initial Fixed Rate Period, we will have the option to remarket the Shares to establish a new Fixed Rate for a new Fixed Rate Period.
      If the Remarketing Agent has determined that it will be able to remarket all Shares tendered or deemed tendered for purchase as described in “— Remarketing Procedures” below, the Dividend Rate for the new Fixed Rate Period will be the Fixed Rate determined by the Remarketing Agent, which will be the Dividend Rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketing Agent determines, in its sole judgment, is the lowest Fixed Rate per annum that will enable it to remarket all of the Shares tendered or deemed tendered for remarketing at the $100 liquidation preference per share.
      If we elect not to remarket the Shares prior to the expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if we are unable to successfully remarket all Shares tendered for sale in a remarketing, then dividends on the Shares will accrue from such date and be payable at a Dividend Rate that we refer to as the “Floating Rate,” subject to our right to subsequently remarket such Shares to again establish a Fixed Rate for a new Fixed Rate Period. We may elect to remarket the Shares prior to any Dividend Payment Date relating to a period during which a Floating Rate is in effect, each such period a “Floating Rate Period,” in order to again establish a new Fixed Rate for a new Fixed Rate Period, which Fixed Rate would become effective after the then current Dividend Period.

Floating Rate Period
      If we elect not to remarket the Shares prior to the expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if we are unable to successfully remarket all Shares tendered for sale in a remarketing, then dividends on the Shares will thereafter be payable at the Floating Rate. The Floating Rate will be reset quarterly and will equal  • % plus the Adjustable Rate. The “Adjustable Rate” for any Dividend Period will be equal to the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined below and collectively referred to as the “Benchmark Rates”) for such Dividend Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

•	any one of the Benchmark Rates cannot be determined for any Dividend Period, the Adjustable Rate for such Dividend Period will be equal to the higher of whichever two of such rates can be so determined;

•	only one of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for such Dividend Period will be equal to whichever such rate can be so determined; or

•	none of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for the preceding Dividend Period will be continued for such Dividend Period, provided that if such preceding Dividend Period was a Fixed Rate Period, the Fixed Rate for the preceding Dividend Period will be continued for such Dividend Period.
      Each Benchmark Rate will be rounded to the nearest hundredth (0.01) of one percent per annum. The Floating Rate with respect to each Dividend Period that occurs within a Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.
      During any Floating Rate Period and after receipt of written notice regarding such period’s commencement, the Calculation Agent, as defined below, will (i) calculate the Floating Rate and the amount of dividends payable on each Dividend Payment Date relating to that Floating Rate Period, and (ii) promptly notify us of that Floating

Rate for each new Dividend Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the Shares and upon us.
      As used in this section:

“3-Month LIBOR” means, with respect to any Dividend Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the Dividend Determination Date for that Dividend Period. If such rate does not appear on Telerate Page 3750, 3-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, at approximately 11:00 a.m., London time on the Dividend Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Calculation Agent to provide quotations are not quoting as described above, 3-Month LIBOR for that Dividend Period will be the same as 3-Month LIBOR as determined for the previous Dividend Period. The establishment of 3-Month LIBOR for each Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“10-year Treasury CMT” means the rate determined in accordance with the following provisions:

1.	With respect to any Dividend Determination Date and the Dividend Period that begins immediately thereafter, the 10-Year Treasury CMT means the rate per annum for deposits for a 10-year period commencing on the Dividend Determination Date displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 containing the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” and the column for the Designated CMT Maturity Index.

2.	If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

3.	If such rate is no longer displayed on the relevant page, or if not published by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Dividend Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 and published in H.15(519).

4.	If such information is not provided by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Dividend Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a

“Reference Dealer”) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Debentures”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

5.	If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Dividend Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Dividend Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

6.	If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Dividend Determination Date will remain the 10-year Treasury CMT for the immediately preceding interest period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

“30-year Treasury CMT” has the meaning specified under our definition of 10-year Treasury CMT, except that (i) each reference to “10-year” in the definition of the “10-year Treasury CMT” will be “30-year” for the purposes of the “30-year Treasury CMT” and (ii) the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

“Bloomberg” means Bloomberg Financial Markets Commodities News.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means Computershare Trust Company, Inc., or its successor appointed by us, acting as calculation agent.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities with respect to which the 10-year Treasury CMT or the 30-year Treasury CMT, as applicable, will be calculated (which are ten years and thirty years, respectively).

“Dividend Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period in the Floating Rate Period.

“Telerate Page 3750” means the display page so designated on the MoneyLine/ Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to London Interbank Offered Rate for U.S. dollar deposits).

“Telerate Page 7051” means the display page so designated on the MoneyLine/ Telerate Service (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

Non-Cumulative Dividends
      The dividends on the Shares will be non-cumulative. To the extent that any dividends payable on the Shares on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable. We have no obligation to pay dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest with respect to such dividends, whether or not we declare dividends on the Shares for any subsequent Dividend Period.
Restrictions on Declaration and Payment of Dividends
      We are prohibited from declaring dividends for payment on Shares on any Dividend Payment Date in an aggregate amount exceeding the New Common Equity Amount, if on that declaration date, either:

•	our Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio was less than 175%; or

•	(x) our Trailing Four Quarters Consolidated Net Income Amount for the period ending on the quarter that is two quarters prior to the most recently completed quarter is less than or equal to zero and (y) our Adjusted Shareholders’ Equity Amount as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter has declined by 10% or more as compared to our Adjusted Shareholders’ Equity Amount at the date that is ten quarters prior to the most recently completed quarter (the “Benchmark Quarter End Test Date”).
      If we fail to satisfy either of the above tests for any Dividend Payment Date, the restrictions on dividends will continue until we are able to again satisfy both tests for a dividend payment date. In addition, in the case of a restriction arising under the second bullet point above, the restriction on payment of dividends on Shares in an aggregate amount exceeding the New Common Equity Amount will continue until we satisfy the two tests set forth above for a Dividend Payment Date and our Adjusted Shareholders’ Equity Amount has increased, or has declined by less than 10%, in either case as compared to our Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter End Test Date for each Dividend Payment Date as to which dividend restrictions were imposed under the second test above. For example, if we failed to satisfy the second test above for three consecutive Dividend Payment Dates, we would be able to declare dividends on Shares on the fourth Dividend Payment Date only if, as of the related declaration date:

•	we satisfied both of the tests set forth above for that fourth Dividend Payment Date; and

•	our Adjusted Shareholders’ Equity Amount as of the last completed quarter for that Dividend Payment Date had increased from, or was less than 10% below, its level as of the end of each of the eleventh, twelfth and thirteenth quarters, preceding the most recently completed quarter.
      The information required to calculate the Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio for a year will be set forth in the Annual Statements of the Covered Insurance Subsidiaries, which are typically filed on or before March 1 of the following year.
For purposes of these tests:

•	for the quarters ended on March 31, 2005 and September 30, 2004, our Trailing Four Quarters Consolidated Net Income Amounts were $837.5 million and $816.0 million, respectively; and

•	our Adjusted Shareholders’ Equity Amount as of March 31, 2005, as compared to such amount as of September 30, 2004 had decreased by 1.80% and as compared to such amount at September 30, 2002 had increased by 2.78%.
      Although the foregoing tests would not restrict our board of directors or a committee of the board from declaring dividends on the Shares currently, there can be no assurance that future financial results will not result in these tests restricting the declaration of dividends.

      The term “Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio” is defined below and is based upon the “RBC” or “risk-based capital” ratios that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of an insurance company’s “total adjusted capital,” calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in an insurance company’s operations. The NAIC’s Model Act, as defined below, sets forth the RBC levels, ranging from the “company action level” to the “mandatory control level,” at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action.
      The highest RBC level is known as the “company action level.” If an insurance company’s “total adjusted capital” is greater than the “company action level,” no corrective action is required to be taken. At progressively lower levels of “total adjusted capital,” an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurance company’s business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company’s financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The “company action level” is twice the level (known as the “authorized control level”) below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control. The Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio is based upon the “company action level.”
      As of December 31, 2004, each of our insurance subsidiaries’ total adjusted capital was in excess of the company action level.
      With the exception of statutory accounting terms such as “General Account Admitted Assets” and terms that have specific insurance regulatory meanings such as “risk-based capital,” all financial terms used in this caption “— Restrictions on Declaration and Payment of Dividends” will be determined in accordance with U.S. GAAP as applied and reflected in our related financial statements as of the relevant dates, except as provided in the next sentence. If because of a change in U.S. GAAP that results in a cumulative effect of a change in accounting principle, either:

•	our consolidated net income for the quarter in which such change takes effect is higher or lower than it would have been absent such change by the greater of $25 million or 5%, and our Trailing Four Quarters Consolidated Net Income Amount is higher or lower than it would have been absent such change, then, for purposes of calculating the calculations described in the second test set forth above, commencing with the fiscal quarter for which such changes in U.S. GAAP becomes effective and ending with the third quarter thereafter, such Trailing Four Quarters Consolidated Net Income Amount will be calculated on a pro forma basis as if such change had not occurred; or

•	our Adjusted Shareholders’ Equity Amount as of the end of the quarter in which such change takes effect is higher or lower than it would have been absent such change by the greater of $65 million or 1%, then, for purposes of the calculations described in the second test set forth above, and for so long as such calculations with respect to such quarter are required to be performed, our Adjusted Shareholders’ Equity Amount will be calculated on a pro forma basis as if such change had not occurred.
      If at any relevant time or for any relevant period, we are not a reporting company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), then for any such relevant dates and periods we will prepare and post on our web site the financial statements that we would have been required to file with the Securities and Exchange Commission had we continued to be a reporting company under the Exchange Act, in each case on or before the dates that we would have been required to file such financial statements had we continued to be an “accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.
      As used in this section:

“Adjusted Shareholders’ Equity Amount” means, as of any quarter end, our shareholders’ equity, as reflected on our consolidated balance sheet as of such quarter end, excluding (i) accumulated other comprehensive income and loss and (ii) any increase in our shareholders’ equity resulting from the issuance of preferred stock (other than the Shares or the Series B Preferred Stock) during the period from and including the first Dividend Payment Date on which we were restricted in our ability to pay dividends on Shares as a result of our Trailing Four Quarters Consolidated Net Income Amount having been less than zero and our Adjusted Shareholders’ Equity having declined by 10% or more as compared to the Benchmark Quarter End Test Date, in each case, as reflected on such consolidated balance sheet.

“Annual Statement” means, as to an Insurance Subsidiary, the annual statement of such Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

“Company Action Level RBC” has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

“Covered Insurance Subsidiaries” means, as of any year end, Insurance Subsidiaries that account for 80% or more of the combined General Account Admitted Assets of our Insurance Subsidiaries as of such year end. Our Insurance Subsidiaries as of a year end will be identified by first ranking the Insurance Subsidiaries from largest to smallest based upon the amount of each Insurance Subsidiary’s General Account Admitted Assets and then, beginning with the Insurance Subsidiary that has the largest amount of General Account Admitted Assets as of such year end, identifying such Insurance Subsidiaries as Covered Insurance Subsidiaries until the ratio of the combined General Account Admitted Assets of the Insurance Subsidiaries so identified to the combined General Account Admitted Assets of all of the Insurance Subsidiaries as of such year end equals or exceeds 80%.

“Covered Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio” means, as of any date, an amount (expressed as a percentage) calculated as (i) the sum of the Total Adjusted Capital of each of our Covered Insurance Subsidiaries as shown on such Covered Insurance Subsidiary’s most recently filed Annual Statement, divided by (ii) the sum of the Company Action Level RBC of each of our Covered Insurance Subsidiaries as shown on such Covered Subsidiary’s most recently filed Annual Statement.

“General Account Admitted Assets” means, as to an Insurance Subsidiary as of any year end, the total admitted assets of such Insurance Subsidiary as reflected on the balance sheet included in its statutory financial statements as of such year end minus the separate account assets reflected on such balance sheet.

“Insurance Subsidiary” means any of our subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of an Insurance Subsidiary.

“Model Act” means the Risk-Based Capital (RBC) for Insurers Model Act as prepared by the NAIC and included in its Model Laws, Regulations and Guidelines as of June • , 2005 and as hereafter amended, modified or supplemented.

“NAIC” means the National Association of Insurance Commissioners.

“New Common Equity Amount” means, at any date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by us from new issuances of our common stock (whether in one or more public offerings registered under the Securities Act or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the 90th day prior to such date, and which are designated by our board of directors at or before the time of issuance as available to pay dividends on the Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Total Adjusted Capital” has the meaning specified in subsection M of Section 1 (or the relevant successor section, if any) of the Model Act.

“Trailing Four Quarters Consolidated Net Income Amount” means, for any period ending on the last day of a fiscal quarter, the sum of our consolidated U.S. GAAP net income for the four fiscal quarters ending on the last day of such fiscal quarter, with losses being treated as negative numbers for such purpose.

“U.S. GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

Notices Related to Potential or Actual Restrictions on Declaration and Payment of Dividends
      We are required to give notice to holders of Shares of a potential restriction on the declaration and payment of dividends that could take effect for a subsequent Dividend Payment Date two quarters in the future if:

•	our Trailing Four Quarters Consolidated Net Income Amount for the most recently completed quarter is less than or equal to zero; and

•	our Adjusted Shareholders’ Equity Amount as of the most recently completed quarter has declined by 10% or more as compared to our Adjusted Shareholders’ Equity Amount as of the Date that is eight quarters prior to the most recently completed quarter.
      We will send such a notice no later than the First Dividend Payment Date following the end of the most recently completed quarter as of which the above tests indicate that a potential restriction on declaration and payment of dividends could occur. Such notice will be sent by first class mail, postage prepaid, addressed to the holders of record of Shares at their respective last addresses appearing on our books and will file a copy of such notice on Form  8-K with the Securities and Exchange Commission. Such notice will (i) set forth the results of our Trailing Four Quarters Consolidated Net Income Amount and our Adjusted Shareholders’ Equity Amounts for the relevant period and dates, and (ii) state that we may be limited by the terms of the Shares from declaring and paying dividends on such future Dividend Payment Amount unless we, through the generation of earnings or new issuances of our common stock, increase our Adjusted Shareholders’ Equity Amount by an amount specified in such notice by the second dividend payment date after the date of such notice.
      By not later than the 15th day prior to each Dividend Payment Date for which dividends are being suspended because we have failed either of the two tests set forth above and we are not otherwise able to pay dividends out of New Common Equity Amount, we will give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the Shares, and will file a copy of such notice on Form 8-K with the Securities and Exchange Commission. Such notice, in addition to stating that dividends will be suspended, will set forth the fact that the covered insurance subsidiaries’ risk-based capital ratio is less than 175% of such subsidiaries’ company action level if dividends are suspended by reason of failing to satisfy the first test above and the applicable Adjusted Shareholders’ Equity Amount (and the amount by which our Adjusted Shareholders’ Equity Amount must increase in order for declaration and payment of dividends to be resumed) if dividends are suspended by reason of failing to satisfy the second test above.

Interpretive Provisions and Qualifications
      In order to give effect to the foregoing, the terms of the Shares prohibit our board of directors or any committee of the board from declaring dividends on the Shares on a declaration date (i) that is more than 60 days prior to the related Dividend Payment Date or (ii) that is earlier than the date on which our financial statements for the most recently completed quarter prior to the related Dividend Payment Date have been filed with or furnished to the Securities and Exchange Commission — for example, on a Form 10-K, 10-Q or 8-K — or have otherwise been made publicly available. The limitation in clause (ii) of the preceding sentence is subject to the exception that, if the board of directors determines to delay filing its financial statements with the Securities and Exchange Commission to a date later than the date on which “accelerated filers” under the Securities and Exchange Commission’s rules would normally be required to file such financial statements, for example because of concerns over the accuracy of such financial statements or their compliance with U.S. GAAP, then the board of directors or a committee of the board will be permitted to determine the ability of the board of directors or a committee to declare dividends under the capital and financial tests outlined above based upon our financial statements as most recently filed with the Securities and Exchange Commission or otherwise made publicly available.
      Any other class or series of our preferred stock will not be deemed to rank senior to (or other than on a parity with) the Shares in the payment of dividends solely because such other class or series of our stock does not include the limitation on payment of dividends (and the related exceptions) described in “Restrictions on Declaration and Payment of Dividends.” Therefore, we may pay dividends on the shares of any such other class or series of our stock that is otherwise on a parity with the Shares for periods during which we may not pay dividends on the Shares because of such limitation.
Conversion Rights
      The Shares will not be convertible into shares of any other class or series of our stock.
Redemption
      The Shares may not be redeemed prior to the Dividend Payment Date in September 2015.
      The Shares may be redeemed, in whole or in part, at our option:

•	on the last Dividend Payment Date relating to the Initial Fixed Rate Period, which is the Dividend Payment Date in September 2015;

•	on such dates with respect to any other Fixed Rate Period as we may determine prior to the commencement of such Fixed Rate Period; or

•	at any time during a Floating Rate Period.
      Any such redemption will be at a cash redemption price of $100 per share, together, in each case, with accrued and unpaid dividends for the then-current Dividend Period to the date of redemption.
      If fewer than all of the outstanding Shares are to be redeemed, the Shares to be redeemed will be selected either pro rata from the holders of record of the Shares in proportion to the number of Shares held by such holders or by lot or in such other manner as our board of directors may determine to be fair and equitable. We may not partially redeem the Shares if, after giving effect to the redemption, less than 500,000 Shares remain outstanding. Subject to this section, our Board of Directors will have the full power and authority to prescribe the terms and conditions upon which Shares will be redeemed from time to time.
      We will mail notice of every redemption of Shares by first class mail, postage prepaid, addressed to the holders of record of the Shares to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of Shares designated for redemption will not affect the redemption of any other Shares. Each notice shall state (i) the redemption date; (ii) the number of Shares to be redeemed; (iii) the redemption price; (iv) the place or places where the Shares are to be redeemed; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
      We intend that, if we redeem Shares, we will redeem Shares only to the extent the aggregate redemption price is less than the net proceeds received by us from new issuances by us during the period commencing on the 180th day prior to the date of redemption to purchasers other than our affiliates of any securities which have equal or greater equity characteristics for us as the Shares. This intention also applies to any Shares that any regulatory authority requires us to redeem, unless such regulatory authority directs us otherwise, and to any Shares that we would redeem as a result of any change in the treatment given to the Shares under applicable tax law or U.S. GAAP.
Liquidation Rights
      In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive an amount equal to the $100 per share liquidation preference, together with an amount equal to all accrued and unpaid dividends for the then-current Dividend Period to the date of payment. Holders of the Shares will be entitled to receive the $100 liquidation preference per share out of our assets that are available for distribution to stockholders, after satisfying claims of creditors but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to such distribution, junior to the Shares.
      If our assets are not sufficient to pay the $100 per share liquidation preference in full to all holders of Shares and all holders of any shares of our stock ranking as to any such distribution on a parity with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the $100 liquidation preference per share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
      For purposes of the liquidation rights, a consolidation or merger by us with or into any other entity, including a merger in which the holders of Shares receive cash or property for their shares, or the sale of all or substantially all of our assets, will not constitute a liquidation, dissolution or winding up of our affairs.
Voting Rights
      Except as indicated below or otherwise required by law, the holders of Shares will not have any voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends
      If and whenever dividends on the Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends have not been paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting our board of directors will be increased by two. Holders of Shares, together with the holders of all other affected classes and series of our stock similarly entitled to vote for the election of a total of two additional directors, voting separately as a single class, will be entitled to elect the two additional members of our directors, provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. The election will take place at any annual meeting of stockholders or any special meeting of the holders of Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends and for which dividends have not been paid, called as provided below.
      At any time after such voting power has vested as described above, our Secretary may, and upon the written request of any holder of Shares (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends and for which dividends have not been paid for the election of the two directors to be elected by them as provided below. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the stockholders, which we will provide upon request, or as required by law. If our Secretary does not call within 20 days after receipt of any such request, then any holder of Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the directors elected by the holders of Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends and for which dividends have not been paid, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends and for which dividends have not been paid.
      Whenever full dividends have been paid regularly on the Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends, if any, for at least one year, then the right of the holders of Shares to elect such additional two directors will cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of all persons elected as directors by the holders of Shares and any other class or series of our stock that ranks on parity with Shares as to payment of dividends will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

Other Voting Rights
      So long as any Shares are outstanding, in addition to any other vote or consent of stockholders required by law or our amended and restated certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the Shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions:

•	any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation or our by-laws that would alter or change, the voting powers, preferences or special rights of the Shares so as to affect them adversely; provided, however, that an amendment of our amended and restated certificate of incorporation to authorize or create, or to increase the authorized amount of, our common stock or any other equity securities designated as ranking junior to the Shares or any securities convertible into shares of any class or series of our capital stock ranking on a parity with Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution or our winding up will not be deemed to affect adversely the voting powers, preferences or special rights of the Shares;

•	any amendment or alteration of our amended and restated certificate of incorporation to authorize or create, or increase the authorized amount of, any shares or any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution or our winding up; or

•	the consummation of a binding share exchange or reclassification involving the Shares or a merger or consolidation of us with another entity, unless in each case (i) the Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Shares, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Shares or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Shares.
      If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Shares for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
      Without the consent of the holders of the Shares, so long as such action does not adversely affect the special rights, such action does not adversely affect the special rights, preferences, privileges and voting powers of the Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Shares that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Shares that is not inconsistent with the provisions of the certificate of designations.
      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Shares to effect such redemption.
Remarketing

Remarketing Procedures
      Set forth below is a summary of the procedures to be followed in connection with a remarketing of the Shares:
      If we elect to conduct a remarketing, not less than 10 nor more than 35 Business Days prior to the related Election Date, we are required to give the notice of remarketing of the Shares to DTC (or any successor Clearing Agency), the Remarketing Agent and the Calculation Agent. Such notice will describe the remarketing and will indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. We may elect to terminate a remarketing on any day prior to the date of remarketing of the Shares by giving DTC (or any successor Clearing Agency), the Remarketing Agent and the Calculation Agent notice of such termination.
      We may elect to effect a remarketing only if the Shares, at the time we effect a remarketing, are issued solely in global, fully registered form to DTC (or any successor Clearing Agency). A remarketing will be terminated and will not be consummated if, after we have initiated a remarketing but prior to the related Remarketing Settlement Date, the Shares are no longer issued solely in global, fully registered form to DTC (or any successor Clearing Agency). In each such case, the Dividend Rate for the next succeeding Dividend Period will be determined pursuant to the procedures described above under “Dividends — Floating Rate Period.”
      Not later than 4:00 p.m., New York City time, on an Election Date, each Owner of Shares being remarketed may give, through the facilities of DTC (or any successor Clearing Agency), a notice to us of its election, which we refer to as a “Notice of Election,” (i) to retain and not to have all or any portion of such Shares owned by it remarketed in the remarketing, or (ii) to tender all or any portion of such Shares for purchase in the remarketing (such portion, in either case, is required to be in the liquidation amount of $100 per Share or any integral multiple thereof). Any Notice of Election given to us will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the remarketing. Promptly after 4:30 p.m., New York City time, on such Election Date, we, based on the Notices of Election received by us through DTC (or any successor Clearing Agency) prior to such time, will notify the Remarketing Agent of the number of Shares to be retained by holders of Shares and the number of Shares tendered or deemed tendered for purchase in the remarketing.
      If any holder of Shares being remarketed gives a Notice of Election to tender Shares as described in clause (ii) in the prior paragraph, the Shares so subject to such Notice of Election will be deemed tendered for purchase in the remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Shares to the Remarketing Agent for purchase. If any holder of such Shares fails to timely deliver a Notice of Election, as described above, such Shares will be deemed tendered for purchase in such remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Shares to the Remarketing Agent for purchase.
      The right of each holder of Shares being remarketed to have Shares tendered for purchase will be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement (as defined below); (ii) Shares tendered have not been called for redemption; (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Shares at a Fixed Rate; and (iv) such purchaser or purchasers deliver the purchase price to the Remarketing Agent.
      Any holder of Shares being remarketed that desires to continue to retain a number of Shares, but only if the Fixed Rate is not less than a specified rate per annum, should submit a Notice of Election to tender such Shares and separately notify the Remarketing Agent of its interest at the telephone numbers set forth in the notice of remarketing. If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder’s purchase of such number of Shares in the remarketing, provided that the Fixed Rate is not less than such specified rate.

      If holders of the Shares submit Notices of Election to retain all of the Shares being remarketed then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its discretion, as the rate that would have been established had a remarketing been held on the related Remarketing Date.
      On any Remarketing Date on which the remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the $100 liquidation preference per share, Shares tendered or deemed tendered for purchase. If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Shares tendered or deemed tendered for purchase in the remarketing at a Fixed Rate and at the $100 liquidation preference per share, prior to 4:00 P.M., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum, if any, that will enable it to remarket all Shares tendered or deemed tendered for remarketing at the $100 liquidation preference per share. By approximately 4:30 P.M., New York City time, on a Remarketing Date, the Remarketing Agent will advise, by telephone, (i) the DTC Participant, the Calculation Agent and us of any new Fixed Rate established pursuant to the remarketing and the number of remarketed Shares sold; (ii) each purchaser of a remarketed Share (or the DTC Participant thereof) of such new Fixed Rate and the number of remarketed Shares such purchaser is to purchase; and (iii) each purchaser to give instructions to its DTC Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the remarketed Shares purchased through the facilities of the DTC Participant.
      If the Remarketing Agent is unable to remarket by 4:00 p.m., New York City time, on the third Business Day prior to the Remarketing Settlement Date, all Shares tendered or deemed tendered for purchase at a price of $100 per Share in such remarketing, the Dividend Rate will be the Floating Rate. In such case, no Shares will be sold in such remarketing and each holder will continue to hold such Shares at the Floating Rate applicable to the Shares.
      All Shares tendered or deemed tendered in a remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of DTC (or any successor Clearing Agency) against payment of the purchase price for such Shares on the Remarketing Settlement Date. The Remarketing Agent will make payment to the DTC Participant (as defined below) of each tendering holder of Shares in the remarketing through the facilities of DTC (or any successor Clearing Agency) by the close of business on the Remarketing Settlement Date.
      In accordance with DTC’s (or any successor Clearing Agency) normal procedures, on the Remarketing Settlement Date, the transactions described above with respect to each Share tendered or deemed tendered for purchase and sold in such remarketing will be executed through DTC (or any successor Clearing Agency) and the accounts of the DTC Participants will be debited and credited and such Shares delivered by book-entry as necessary to effect purchases and sales of such Shares. DTC (or any successor Clearing Agency) is expected to make payment in accordance with its normal procedures.
      If any holder selling Shares in such remarketing fails to deliver such Shares, the DTC Participant of such selling holder and of any other person that was to have purchased Shares in such remarketing may deliver to any such other person a number of Shares that is less than the number of Shares that otherwise was to be purchased by such person. In such event, the number of Shares to be so delivered will be determined by such DTC Participant and delivery of such lesser number of Shares will constitute good delivery.
      The Remarketing Agent is not obligated to purchase any Shares that would otherwise remain unsold in a remarketing. Neither we nor the Remarketing Agent will be obligated in any case to provide funds to make payment upon tender of Shares for remarketing.
      As used in this section:

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The Depository Trust Company will be the initial Clearing Agency.

“DTC Participant” means a broker, dealer, bank, other financial institution or other person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with the DTC.

“Election Date” means, with respect to any proposed remarketing, a date as determined by us that is no later than the fifth Business Day prior to the proposed Remarketing Date.

“Owner” means each Person who is the beneficial owner of a global certificate representing the Shares as reflected in the records of the Clearing Agency or, if a DTC Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Remarketing Agent” means Lehman Brothers Inc., its successors or assigns, or such other remarketing agent appointed to such capacity by us.

“Remarketing Date” means any Business Day no later than the third Business Day prior to any Remarketing Settlement Date.

“Remarketing Settlement Date” means with respect to the Shares (i) the first Business Day of the next Dividend Period following the expiration of the Initial Fixed Rate Period; (ii) any Dividend Payment Date during a Floating Rate Period; or (iii) any Dividend Payment Date during a time in which the Shares are not redeemable in a subsequent Fixed Rate Period and the Redemption Date during a time in which the Shares are redeemable in a subsequent Fixed Rate Period.

Remarketing Agent
      We will enter into a Remarketing Agreement (the “Remarketing Agreement”) which provides, among other things, that the Remarketing Agent will use commercially reasonable efforts to remarket the Shares tendered or deemed tendered for purchase in the remarketing at a price of $100 per Share. Under certain circumstances, some portion of the Shares tendered or deemed tendered in the remarketing may be purchased by the Remarketing Agent. See “— Remarketing Procedures.” The Remarketing Agent is not obligated to purchase any Shares that would otherwise remain unsold in a remarketing. Neither we nor the Remarketing Agent will be obligated in any case to provide funds to make payment upon tender of Shares for remarketing.
      The Remarketing Agreement provides that the Remarketing Agent will incur no liability to us or to any holder of the Shares in their individual capacity or as Remarketing Agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on their part.
      We have agreed to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Remarketing Agent may be required to make, arising out of or in connection with its duties under the Remarketing Agreement.
      The Remarketing Agreement will also provide that the Remarketing Agent may resign and be discharged from its duties and obligations thereunder; provided, however, that no such resignation will become effective until we have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent has entered into a remarketing agreement with us. In such case, we will use our commercially reasonable efforts to appoint a successor Remarketing Agent and to enter into a remarketing agreement with such person or entity as soon as reasonably practicable.
Book-Entry Only Issuance — The Depository Trust Company
      DTC will act as the initial securities depositary for the Shares. The Shares will be listed only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Share certificates will be issued, representing in the aggregate the total number of Shares, and will be deposited with DTC.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is available to both U.S. and non-U.S. securities brokers and dealers banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants” and, together with the Direct Participants, the “Participants”). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.
      Purchases of Shares within the DTC system must be made by or through Direct Participants, which will receive a credit for the Shares on DTC’s records. The ownership interest of each actual purchaser of Shares (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Shares. Transfers of ownership interests in the Shares are to be accompanied by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Shares, except in the event that use of the book-entry system for the Shares is discontinued.
      To facilitate subsequent transfers, all Shares deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Shares. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Shares are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Redemption notices shall be sent to DTC.
      Although voting with respect to the Shares is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Shares. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Shares are credited on the record date (identified in a listing attached to the Omnibus Proxy).
      Distribution payments on the Shares will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
      Except as provided herein, an Owner will not be entitled to receive physical delivery of Shares. Accordingly, each Owner must rely on the procedures of DTC to exercise any rights under the Shares. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Share certificate.
      DTC may discontinue providing its services as securities depositary with respect to the Shares at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the Shares will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Shares. In that event, certificates representing the Shares will be printed and delivered to the holders of record.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Registrar and Transfer Agent
      Computershare Trust Company, Inc. or one of its affiliates, will act as registrar and transfer agent (the “Securities Registrar”) for the Shares.
      Registration of transfers of Shares will be effected without charge by or on behalf of the Company, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.
      The Securities Registrar will not be required to register or cause to be registered any transfer of Shares after they have been called for redemption.

UNDERWRITING
      We have entered into an underwriting agreement (the “Underwriting Agreement”) with Lehman Brothers Inc. as representative (the “Representative”) of the several underwriters named below (the “Underwriters”). In the Underwriting Agreement, each Underwriter has severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares set opposite its name below if any of the Shares is purchased.

Number of
Underwriters	Shares

Lehman Brothers Inc.
UBS Securities LLC
Goldman, Sachs & Co.
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Guzman & Company

Total

      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid By Principal

Per Share	$
Total	$
      The Underwriters propose to offer the Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer them to certain securities dealers at such price less a concession not in excess of  • % of the liquidation amount per Share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of  • % of the liquidation amount per Share to certain brokers and dealers. After the Shares are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the Underwriters.
      Prior to this offering, there has been no public market for the Shares. The Shares will not be listed on any securities exchange or included in any automated quotation system. The Representative of the Underwriters has advised us that they intend to make a market in the Shares. However, the Underwriters will have no obligation to make a market in the Shares, and may cease market-making activities, if commenced, at any time.
      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that each Underwriter may be required to make in respect thereof. Additionally, we have agreed with the Underwriters not to issue, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of preferred stock or any securities substantially similar to preferred stock, or publicly announce an intention to do any of the foregoing, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is 90 days after delivery of the Shares, other than the Shares and the shares of the Series B Preferred Stock being offering simultaneously with this offering, except with the prior written consent of the Underwriters.
      Our expenses associated with this offer and sale of the Shares are estimated to be $       •       .
      In order to facilitate the offering of the Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Shares, the Underwriters may bid for, and purchase, Shares in the open market.

      The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Shares in the offering, if the Underwriters repurchase previously distributed Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.
      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
      Neither we nor the Underwriters make any representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the Shares. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
      Each Underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months after delivery of the Shares, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 or the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.
      The Shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.
      In the ordinary course of their respective businesses, certain of the Underwriters and/or affiliates of such Underwriters have engaged, and may in the future engage, in investment banking, investment advisory and/or commercial banking transactions with us and our affiliates for which customary compensation has been, and may be, received.
      The Remarketing Agent will be entitled to customary fees and indemnity under the Remarketing Agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the acquisition, ownership, and disposition of Shares. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a holder in light of its particular circumstances, or to holders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who are not U.S. holders;

•	persons liable for the alternative minimum tax; and
      As used herein, the term “U.S. holder” means a beneficial owner of Shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of its political subdivisions (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
      This summary is applicable only to U.S. holders who acquire Shares in this offering at their liquidation preference and hold the Shares as capital assets.
      If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition of the Shares by the partnership.
      THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF ACQUIRING, OWNING, OR DISPOSING OF SHARES.
Distributions
      Distributions on the Shares generally will be treated as dividends to the extent they are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends generally will be included in gross income when actually or constructively received. Dividends received by certain non-corporate U.S. holders in tax years beginning before January 1, 2009 will be subject to tax at a special reduced rate (with a maximum rate of 15%) if certain conditions and requirements (including a 61-day holding period requirement) are satisfied. Subject to certain conditions and limitations, corporate U.S. holders generally will be eligible for a dividends received deduction with respect to dividends received on the Shares. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that they do not exceed such U.S. holder’s adjusted tax basis in its Shares, but rather, will reduce the adjusted tax basis of such Shares. To the extent that such distributions exceed such U.S. holder’s adjusted tax basis in its Shares, they will be included in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less. Long-term capital gains are generally taxable at a maximum federal income tax rate of 15% (for tax years beginning before January 1, 2009) in the case of non-corporate U.S. holders. Corporate U.S. holders should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules under Section 1059 of the Code to an investment in Shares.
Dispositions of Shares
      In general, a U.S. holder will recognize gain or loss upon the sale, redemption or other taxable disposition of Shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. holder’s adjusted tax basis in such Shares at the time of such disposition. In general, a U.S. holder’s adjusted tax basis will equal such U.S. holder’s acquisition cost reduced by returns of capital, if any. In general, capital gains recognized by non-corporate U.S. holders upon the sale, redemption or other disposition of Shares will be subject to a maximum federal income tax rate of 15% (for tax years beginning before January 1, 2009) if such Shares are held for more than one year. Capital losses recognized by a U.S. holder upon the disposition of Shares are generally available only to offset capital gains of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year against capital losses). The ability of a U.S. holder to carry forward or back capital losses is limited.
Cash Redemptions of Shares
      A redemption of Shares for cash will be treated under Section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed Shares taxable as described under the caption “— Dispositions of Shares” above.
      The redemption will be treated as a sale or exchange if it (1) results in a “complete termination” of a U.S. holder’s interest in us, (2) is “substantially disproportionate” with respect to a U.S. holder, or (3) is not “essentially equivalent to a dividend” with respect to a U.S. holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of our stock considered to be owned by a U.S. holder by reason of certain constructive ownership rules, as well as shares actually owned by such holder, must generally be taken into account. If a particular U.S. holder does not own (actually or constructively) any shares of any other classes of our stock, or owns only an insubstantial percentage of our shares, and does not participate in our control or management, a redemption of all of the Shares held by such holder will generally qualify for sale or exchange treatment. However, because the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder depends upon the facts and circumstances at the time that the determination is made, U.S. holders are advised to consult their own tax advisors regarding the tax treatment of a redemption.
      If a redemption of Shares is treated as a distribution, the entire amount received will be taxable as described under the caption “— Distributions” above. In such case, a U.S. holder’s adjusted tax basis in the redeemed Shares will be transferred to any remaining shares of our stock held by such holder immediately after the redemption. If a U.S. holder does not own any of our shares immediately after the redemption, such basis may, under certain circumstances, be transferred to shares of our stock held by a person related to such holder or it may be lost entirely. Under recently proposed regulations, a U.S. holder’s adjusted tax basis in redeemed Shares would be recognized as a loss by such holder upon the occurrence of certain subsequent events. In the event that a redemption is taxable as a dividend, corporate U.S. holders of Shares may be subject to the “extraordinary dividend” rules under Section 1059 of the Code. Corporate U.S. holders are urged to consult their own tax advisors regarding the potential application of such rules to a redemption of Shares.
Backup Withholding and Information Reporting
      Information returns will generally be filed with the IRS in connection with payments of dividends and the proceeds from a sale, redemption or other disposition of Shares (unless the holder of Shares is an exempt recipient such as a corporation).
      In addition, backup withholding may apply, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner described by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a credit against the U.S. holder’s federal income tax upon furnishing the required information to the IRS.

VALIDITY OF THE SHARES
      The validity of the Shares will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. This statement supersedes the “Legal Opinions” section in the accompanying prospectus.
EXPERTS
      The consolidated financial statements of Principal Financial Group, Inc. appearing in Principal Financial Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and Principal Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement and the accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement, including the exhibits thereto, contains additional relevant information about us. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information about us. In addition, we file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. This information may be read and copied at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The material may also be accessed electronically by means of the Securities and Exchange Commission’s home page on the Internet at http://www.sec.gov or through our web site at http://www.principal.com.
      Our common stock is listed on the New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005. This section supersedes the “Where You Can Find More Information” section in the accompanying prospectus.

PROSPECTUS
Principal Financial Group, Inc.
Debt Securities
Junior Subordinated Debentures
Preferred Stock
Common Stock
Depositary Shares
Warrants
Purchase Contracts
Purchase Units
Principal Capital I
Principal Capital II
Principal Capital III
Preferred Securities Guaranteed
as Described in this Prospectus
and the Accompanying Prospectus Supplement
by Principal Financial Group, Inc.
          By this prospectus, we may offer from time to time up to $3,000,000,000 of any combination of the securities described in this prospectus.
          We will provide specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.
          We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.
          Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 24, 2004

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. See “Incorporation by Reference.” You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
          No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Principal Financial Group, Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Principal Financial Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
          Unless otherwise indicated, or the context otherwise requires, references in this prospectus to “Principal,” “we,” “us” and “our” or similar terms are to Principal Financial Group, Inc. and its subsidiaries.
FORWARD-LOOKING STATEMENTS
          Certain of the statements contained in this prospectus or incorporated by reference are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those expected by us, depending on the outcome of various factors. These factors include:

•	a decline or increased volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rates of investment, either of which could reduce our net income, revenues and assets under management;

•	our investment portfolio is subject to several risks which may diminish the value of our invested assets and affect our sales, profitability and the investment returns credited to our customers;

•	competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance may impair our ability to retain existing customers, attract new customers and maintain our profitability;

•	a downgrade in Principal Life Insurance Company’s (“Principal Life”) financial strength ratings may increase policy surrenders and withdrawals, reduce new sales and terminate relationships with distributors and cause some of our existing liabilities to be subject to acceleration, additional collateral support, changes in terms, or creation of additional financial obligations;

•	our efforts to reduce the impact of interest rate changes on our profitability and surplus may not be effective;

•	if we are unable to attract and retain sales representatives and develop new distribution sources, sales of our products and services may be reduced;

•	our international businesses face political, legal, operational and other risks that could reduce our profitability in those businesses;

•	our reserves established for future policy benefits and claims may prove inadequate, requiring us to increase liabilities;

•	our ability to pay stockholder dividends and meet our obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life;

•	we may need to fund deficiencies in our closed block (“Closed Block”) assets which benefit only the holders of Closed Block policies;

•	changes in laws, regulations or accounting standards may reduce our profitability;

•	litigation and regulatory investigations may harm our financial strength and reduce our profitability;

•	fluctuations in foreign currency exchange rates could reduce our profitability;

ii

•	applicable laws and our stockholder rights plan, certificate of incorporation and by-laws may discourage takeovers and business combinations that our stockholders might consider in their best interests;

•	a downgrade in our debt ratings may adversely affect our ability to secure funds and cause some of our existing liabilities to be subject to acceleration, additional collateral support, changes in terms, or creation of additional financial obligations; and

•	the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference.

iii

PRINCIPAL FINANCIAL GROUP, INC.
          The Principal Financial Group is a leading provider of retirement savings, investment and insurance products and services with $149.8 billion in assets under management and approximately 15.6 million customers worldwide as of March 31, 2004.
          We provide financial products and services through the following four segments: (1) U.S. Asset Management and Accumulation, which provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to our asset accumulation business, the life and health insurance operations, the Corporate and Other segment and third-party clients; (2) International Asset Management and Accumulation, which provides retirement products and services, annuities, long-term mutual funds and life insurance through subsidiaries and joint ventures in various countries; (3) Life and Health Insurance, which provides individual group life insurance, group health insurance and individual and group disability insurance throughout the U.S.; and (4) Mortgage Banking, which originates and services residential mortgage loan products for customers in the U.S. We market these products and services through career agents, brokers, financial institutions, employee-benefit consultants, financial planners, direct marketing to existing customers and a variety of representatives. We also have a Corporate and Other segment, which manages the assets representing capital that has not been allocated to any other segment.
          Our life insurance in force, net of reinsurance, was $136.5 billion as of December 31, 2003, and $137.8 billion as of December 31, 2002. As of December 31, 2003 and 2002, our total invested assets were $55.6 billion and $49.0 billion, respectively; our separate account assets were $43.4 billion and $33.5 billion, respectively; and our stockholders’ equity was $7.4 billion and $6.7 billion, respectively. Our net income for the years ended December 31, 2003, 2002 and 2001 was $746.3 million, $142.3 million, and $358.8 million, respectively.
          On May 12, 2004, we announced a definitive agreement for the sale of our entire residential mortgage banking business to CitiMortgage, Inc. Under the terms of the agreement, CitiMortgage will acquire the stock of Principal Residential Mortgage, Inc. Proceeds from the transaction are based on a formula, a portion of which is sensitive to interest rates. We will attempt to hedge this portion of the formula. The transaction has been approved by our board of directors and is expected to close in third quarter, 2004, subject to regulatory approval.
          When the definitive agreement was signed, we met the criteria for discontinued operations under SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” for our Mortgage Banking segment. The carrying amounts of the major classes of assets and liabilities for our Mortgage Banking segment as of March 31, 2004 were as follows (in millions):

Assets
Mortgage loan servicing rights	$1,746.9
Mortgage loans	1,647.8
Cash and cash equivalents	1,084.4
All other assets	954.9

Total assets	$5,434.0

Liabilities
Long-term debt	$1,393.0
Short-term debt	910.8
All other liabilities	2,569.2

Total liabilities	$4,873.0

          In addition, as of March 31, 2004, our U.S. Asset Management and Accumulation segment held $1,005.6 million of residential mortgage banking escrow deposits (reported as other liabilities), which will be transferred as result of the sale.

          Revenues to be reclassified to discontinued operations, for the three months ended March 31, 2004 and 2003, are estimated to be $259.5 million and $410.7 million, respectively.
          Income from continuing operations before income taxes to be reclassified to discontinued operations, for the three months ended March 31, 2004 and 2003, is estimated to be $58.0 million and $94.0 million, respectively.
          This information represents our preliminary assessment of the impact of the sale on our historical results, prepared in accordance with U.S. GAAP. We continue to study the classification of certain income and expense items for potential inclusion and/or exclusion as discontinued operations. The ultimate resolution of these decisions may change the classification of certain amounts presented herein.
          We were organized as an individual life insurer in 1879, formed a mutual insurance holding company in 1998, and Principal Financial Group, Inc. was organized on April 18, 2001, as a Delaware business corporation. Under the terms of Principal Mutual Holding Company’s Plan of Conversion, Principal Mutual Holding Company converted from a mutual insurance holding company to a stock company subsidiary of Principal Financial Group, Inc., a Delaware business corporation, effective October 26, 2001. All membership interests in Principal Mutual Holding Company were extinguished on that date and eligible policyholders received, in aggregate, 260.8 million shares of common stock, $1,177.5 million of cash, and $472.6 million of policy credits as compensation.
          In addition, on October 26, 2001, we completed our initial public offering (“IPO”) in which we issued 100.0 million shares of common stock at a price of $18.50 per share, prior to the underwriters’ exercise of the overallotment option. Net proceeds from the IPO were $1,753.9 million, of which $64.2 million was retained by Principal Financial Group, Inc., and $1,689.7 million was contributed to Principal Life principally to fund demutualization compensation to policyholders receiving cash or policy credits and to cover certain expenses related to the demutualization. Proceeds were net of offering costs of $96.5 million and a related tax benefit of $0.4 million.
          We are an insurance holding company whose assets include all of the outstanding shares of common stock of Principal Financial Services, Inc. Principal Financial Services, Inc., an Iowa business corporation, is an intermediary holding company whose assets include all of the outstanding shares of Principal Life and other subsidiaries. Principal Financial Services, Inc. is a separate and distinct legal entity which has issued debt securities and may issue in the future additional debt securities. Although Principal Financial Services, Inc. may unconditionally guarantee our obligations with respect to one or more securities described in this prospectus, it may be unable to pay any amounts on such guarantee or to provide us with funds for our payment obligations on such securities. Principal Financial Services, Inc.’s ability to pay dividends and meet its obligations, including paying any debt service, depends upon the receipt of dividends from Principal Life. Our ability to pay dividends and meet our obligations, including paying operating expenses and any debt service, depends upon the receipt of dividends from Principal Financial Services, Inc. Iowa insurance laws impose limitations on the ability of Principal Life to pay dividends.
          The principal executive office for both Principal Financial Group, Inc. and Principal Financial Services, Inc. is located at 711 High Street, Des Moines, Iowa 50392, and the telephone number is (515) 247-5111.
THE PRINCIPAL CAPITAL TRUSTS
          We created each trust as a Delaware statutory trust pursuant to a trust agreement. We will enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for the trust to issue and sell its preferred securities and common securities. We will amend and restate each trust agreement in its entirety substantially in the form filed as an exhibit to the registration statement that includes this prospectus. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act.”

          Each trust exists for the exclusive purposes of:

•	issuing and selling to the public preferred securities, representing undivided beneficial interests in the assets of the trust,

•	issuing and selling to us common securities, representing undivided beneficial interests in the assets of the trust,

•	using the proceeds from the sale of the preferred securities and common securities to acquire a corresponding series of junior subordinated deferrable interest debentures, which we refer to in this prospectus as the “corresponding junior subordinated debentures,”

•	distributing the cash payments it receives from the corresponding junior subordinated debentures it owns to you and the other holders of preferred securities and us, as the holder of common securities, and

•	engaging in the other activities that are necessary, convenient or incidental to these purposes.
          Accordingly, the corresponding junior subordinated debentures will be the sole assets of each trust, and payments under the corresponding junior subordinated debentures and the related expense agreement will be the sole revenue of each trust.
          We will own all of the common securities of each trust. The common securities of a trust will rank equally with, and payments will be made pro rata with, the preferred securities of the trust, except that if an event of default under a trust agreement then exists, our rights as holder of the common securities to payment of distributions and payments upon liquidation or redemption will be subordinated to your rights as a holder of the preferred securities of the trust. See “Description of Preferred Securities — Subordination of Common Securities.”
          Unless we state otherwise in a prospectus supplement, each trust has a term of approximately 45 years. A trust may also terminate earlier. The trustees of each trust will conduct its business and affairs. As holder of the common securities we will initially appoint the trustees. Initially, the trustees will be:

•	Wilmington Trust Company, which will act as property trustee and as Delaware trustee, and

•	Two of our employees or officers or those of our affiliates, who will act as administrative trustees.
          Wilmington Trust Company, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. Wilmington Trust Company will also act as trustee under the guarantee and the junior subordinated indenture pursuant to which we will issue the junior subordinated debentures. See “Description of Junior Subordinated Debentures” and “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities.”
          The holder of the common securities of a trust, or the holders of a majority in liquidation preference of the preferred securities if an event of default under the trust agreement for the trust has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee of the trust. You will not have the right to vote to appoint, remove or replace the administrative trustees. Only we, as the holder of the common securities, will have these voting rights. The duties and obligations of the trustees are governed by the applicable trust agreement. We will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trusts, except for payments made on the preferred securities or the common securities, subject to the guarantee.
          The principal executive office of each trust is 711 High Street, Des Moines, Iowa 50392, Attention: Corporate Secretary and its telephone number is (515) 247-5111.

USE OF PROCEEDS
          Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus, including the corresponding junior subordinated debentures issued to the trusts in connection with their investment of all the proceeds from the sale of preferred securities, for general corporate purposes, including working capital, capital expenditures, investments in subsidiaries, acquisitions and refinancing of debt, including commercial paper and other short-term indebtedness. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering.
RATIOS OF EARNINGS TO FIXED CHARGES
          The following table sets forth, for the years and periods indicated, our ratios of:

•	earnings to fixed charges before interest credited on investment products; and

•	earnings to fixed charges.
          We calculate the ratio of “earnings to fixed charges before interest credited on investment products” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) by the sum of interest expense (I), interest factor of rental expense (IF) and dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D). The formula for this ratio is: (BT+I+IF-E)/(I+IF+D).
          We calculate the ratio of “earnings to fixed charges” by dividing the sum of income from continuing operations before income taxes (BT), interest expense (I), interest factor of rental expense (IF) less undistributed income from equity investees (E) and the addition of interest credited on investment products (IC) by interest expense (I), interest factor of rental expense (IF), dividends on majority-owned subsidiary redeemable preferred securities (non-intercompany) (D) and interest credited on investment products (IC). The formula for this calculation is: (BT+I+IF-E+IC)/(I+IF+D+IC). “Interest credited on investment products” includes interest paid on guaranteed investment contracts, funding agreements, medium-term notes and other investment-only pension products. Similar to debt, these products have a total fixed return and a fixed maturity date.

	For the
	Three Months
	Ended
	March 31,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges before interest credited on investment products	10.3	8.8	9.5	7.2	5.2	7.1	7.2
Ratio of earnings to fixed charges	2.3	2.1	2.1	1.8	1.5	1.9	2.1

DESCRIPTION OF GUARANTEE OF PRINCIPAL FINANCIAL SERVICES, INC.
          Principal Financial Services, Inc. may guarantee unconditionally our obligations with respect to any of the following securities as described in the applicable prospectus supplement:

•	senior debt securities,

•	subordinated debt securities,

•	junior subordinated debentures,

•	guarantees by Principal Financial Group, Inc. of the preferred securities,

•	preferred stock,

•	depositary shares,

•	warrants,

•	purchase contracts, or

•	purchase units.
          If Principal Financial Services, Inc. guarantees these obligations under any such securities, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be an unsecured obligation of Principal Financial Services, Inc. and will be enforceable against Principal Financial Services, Inc. without any need to first enforce against Principal Financial Group, Inc.

DESCRIPTION OF THE DEBT SECURITIES
          We may offer unsecured senior debt securities or subordinated debt securities. We refer to the senior debt securities and the subordinated debt securities together in this prospectus as the “debt securities.” The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to all of our senior debt.
          We will issue the senior debt securities in one or more series under an indenture, which we refer to as the “senior indenture,” to be entered into between us and The Bank of New York, as trustee. We will issue subordinated debt securities in one or more series under an indenture, which we refer to as the “subordinated indenture,” between us and The Bank of New York, as trustee.
          We may from time to time without notice to, or the consent of, the holders of the debt securities, create and issue additional debt securities under the indentures, equal in rank to existing debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new debt securities, or except for the first payment of interest following the issue date of the new debt securities) so that the new debt securities may be consolidated and form a single series with existing debt securities and have the same terms as to status, redemption and otherwise as existing debt securities.
          The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture and the subordinated indenture.
The Debt Securities are Unsecured Obligations
          Our debt securities will be unsecured obligations and our senior debt securities will be unsecured and will rank equally with all of our other senior unsecured and unsubordinated obligations. As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. The payment of dividends by Principal Life is limited under the Iowa insurance laws. See “Principal Financial Group, Inc.”
          Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us from incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture that we may have entered into or enter into in the future. See “— Subordination under the Subordinated Indenture” and the prospectus supplement relating to any offering of subordinated debt securities.
Terms of the Debt Securities
          We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.
          You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities,

•	any limit upon the aggregate principal amount of the series,

•	maturity date(s) or the method of determining the maturity date(s),

•	interest rate(s) or the method of determining the interest rate(s),

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred,

•	dates from which interest will accrue and the method of determining those dates,

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration or transfer or exchange,

•	place or places where notices and demands relating to the debt securities and the indentures may be made,

•	redemption or early payment provisions,

•	sinking fund or similar provisions,

•	authorized denominations if other than denominations of $1,000,

•	currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated,

•	any additions, modifications or deletions, in the events of default or covenants of Principal Financial Group, Inc. specified in the indenture relating to the debt securities,

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity,

•	any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts,

•	whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities,

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities,

•	identity of the depositary for global securities,

•	appointment of any paying agent(s),

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Principal Financial Group, Inc. or any other person and any changes to the indenture to permit or facilitate such conversion or exchange,

•	in the case of the subordinated indenture, any provisions regarding subordination,

•	whether a Principal Financial Services, Inc. guarantee will apply to such debt securities and, if so, the material terms thereof, and

•	any other special terms of such debt securities or related guarantee.
          Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of purchase contracts. See “Description of Warrants” and “Description of Purchase Contracts.”

Special Payment Terms of the Debt Securities
          We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe United States federal tax consequences and special considerations relating to any series in the applicable prospectus supplement.
          The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.
          If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.
Denominations, Registration and Transfer
          We expect to issue most debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like tenor and aggregate principal amount and bearing the same interest rate.
          You may present debt securities for exchange as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the indentures. We will appoint the trustees as security registrar under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.
Global Debt Securities
          We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint the depositary holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We will issue global securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.
          We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.
     Beneficial Interests in a Global Security
          If we issue a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.
          So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global security registered in your name,

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form, and

•	will not be considered the owner or holder of the debt securities under the indenture.
     Payments of Principal, Premium and Interest
          We will make principal, premium, if any, and interest payments on global securities to the depositary that is the registered holder of the global security or its nominee. The depositary for the global securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.
          We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Debt Securities
          Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we will appoint a successor depositary or we will issue individual debt securities in exchange for the global security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global securities. If that occurs, we will issue individual debt securities in exchange for the global security.
          Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and integral multiples of $1,000.
Payment and Paying Agents
          Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate.
          Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities.
          Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.
Redemption
          Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.
          Unless we state otherwise in an applicable prospectus supplement, we may, at our option, redeem any series of debt securities after its issuance date in whole or in part at any time and from time to time. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

Redemption Price
          Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt security which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

Notice of Redemption
          We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the security register. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.
Consolidation, Merger and Sale of Assets
          We will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•	if we consolidate with or merge into another person or convey or transfer our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the relevant indenture are met.
          This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. In addition, this covenant would not apply to any recapitalization transaction, a change of control of Principal Financial Group, Inc. or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety.

Limitations upon Liens
          The indentures provide that neither we nor any of our restricted subsidiaries, are permitted, directly or indirectly, to, create, issue, assume, incur, guarantee or become liable with respect to any indebtedness for money borrowed which is secured by a lien on any of the present or future common stock of a restricted subsidiary, unless the debt securities, and if we so elect, any of our other indebtedness ranking at least pari passu with the debt securities, shall be secured equally and ratably with, or prior to, such other secured indebtedness for money borrowed so long as it is outstanding.
          When we use the term “restricted subsidiary,” we mean any subsidiary which is incorporated under the laws of any state of the United States or of the District of Columbia, and which is a regulated insurance company principally engaged in one or more of the life, annuity, property and casualty insurance businesses. However, no subsidiary is a restricted subsidiary:

•	if the total assets of that subsidiary are less than 10% of our total assets and the total assets of our consolidated subsidiaries, including that subsidiary, in each case as set forth on the most recent fiscal year-end balance sheets of the subsidiary and us and our consolidated subsidiaries, respectively, and computed in accordance with generally accepted accounting principles, or

•	if in the judgment of our board of directors, as evidenced by a board resolution, the subsidiary is not material to the financial condition of us and our subsidiaries taken as a whole.
Modification and Waiver

Modification
          We and the trustee may modify and amend each indenture with the consent of the holders of a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest payable on, any outstanding debt security,

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding debt security,

•	change the place of payment, or the coin or currency in which any outstanding debt security or the interest on any outstanding debt security is payable,

•	impair your right to institute suit for the enforcement of any payment on any outstanding debt security after the stated maturity or redemption date,

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the applicable indenture,

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected,

•	modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to the holders of such outstanding subordinated debt securities, or

•	modify the provisions with respect to any outstanding guarantee of any debt securities in a manner materially adverse to the holders of such outstanding debt securities.

Waiver
          The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture which relate to that series.
          The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of that series, generally waive any past default under the indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or relating to a covenant or provision which under the indenture relating to that series of debt security cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.
Events of Default
          Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any interest when due,

•	default in the payment of principal, or premium, if any, when due,

•	default in the performance, or breach, of any covenant or warranty in the indenture for 90 days after written notice,

•	certain events of bankruptcy, insolvency or reorganization,

•	any other event of default described in the applicable board resolution, guarantee or supplemental indenture under which the series of debt securities is issued.
          We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. Each indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

Effect of an Event of Default
          If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.
          If an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.
          Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indentures (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the trustee security or indemnity satisfactory to the trustee. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment
          You will not have any right to institute any proceeding in connection with the indentures or for any remedy under the indentures, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities must have made written request, and offered security or indemnity satisfactory to the trustee, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment.
Satisfaction and Discharge
          Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we deposit or cause to be deposited with the trustee, money or United States government obligations or a combination thereof, as trust funds, in an amount (such amount to be certified in the case of United States government obligations) to be sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture.
Defeasance and Covenant Defeasance
          Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described above under “Limitation upon Liens” and “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”
          Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series,

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities of that series, in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, that result would not occur under current tax law,

•	no event of default under the indenture has occurred and is continuing,

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

•	other conditions specified in the indentures are met.
          The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt, as defined below under “Subordination under the Subordinated Indenture,” and that default is continuing or another event of default on the senior debt then exists and has resulted in the senior debt becoming or being declared due and payable prior to the date it otherwise would have become due and payable.
Conversion or Exchange
          We may convert or exchange the debt securities into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.
Subordination Under the Subordinated Indenture
          In the subordinated indenture, we have agreed, and holders of subordinated debt will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.
          Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceeding in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities.
          If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities.
          We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities or for the acquisition of subordinated debt securities (other than any sinking fund payment) if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with default.
          When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created,

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.
          The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.
          When we use the term “senior debt” we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Principal Financial Group, Inc., whether or not the claim for post-petition interest is allowed in that proceeding.
          However, senior debt will not include:

•	any debt of Principal Financial Group, Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Principal Financial Group, Inc.,

•	any debt of Principal Financial Group, Inc. to any of its subsidiaries,

•	debt to any employee of Principal Financial Group, Inc. or any of its subsidiaries,

•	any liability for taxes,

•	indebtedness or other monetary obligations to trade creditors or assumed by Principal Financial Group, Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services, and

•	the subordinated debt securities.
          The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

          The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.
Governing Law
          The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
Concerning the Trustees
          The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Neither trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.
          Each of the trustees acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
          We will issue the junior subordinated debentures in one or more series under a junior subordinated indenture to be entered into between us and Wilmington Trust Company, as debenture trustee.
          The following description of the terms of the junior subordinated debentures is a summary. It summarizes only those terms of the junior subordinated debentures which we believe will be most important to your decision to invest in our junior subordinated debentures. You should keep in mind, however, that it is the junior subordinated indenture, and not this summary, which defines your rights as a holder of our junior subordinated debentures. There may be other provisions in the junior subordinated indenture which are also important to you. You should read the junior subordinated indenture for a full description of the terms of the junior subordinated debentures. The junior subordinated indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the junior subordinated indenture.
Ranking of the Junior Subordinated Debentures
          Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures, and will be unsecured and subordinate and junior in right of payment, as described in the junior subordinated indenture, to all of our senior debt as defined in the junior subordinated indenture, which includes all debt issued under our senior indenture or subordinated indenture. See “— Subordination.”
          As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the junior subordinated debentures. The payment of dividends by Principal Life is limited under the Iowa insurance laws. See “Principal Financial Group, Inc.”
          Unless we state otherwise in the applicable prospectus supplement, the junior subordinated indenture does not limit us from incurring or issuing other secured or unsecured debt under the junior subordinated indenture or any other indenture that we may have entered into or enter into in the future. See “— Subordination” and the prospectus supplement relating to any offering of securities.
Terms of the Junior Subordinated Debentures
          We may issue the junior subordinated debentures in one or more series through an indenture that supplements the junior subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.
          You should refer to the applicable prospectus supplement for the specific terms of the junior subordinated debentures. These may include:

•	the title and any limit upon the aggregate principal amount,

•	the date(s) on which the principal is payable or the method of determining those date(s),

•	the interest rate(s) or the method of determining these interest rate(s),

•	the date(s) on which interest will be payable or the method of determining these date(s),

•	the circumstances in which interest may be deferred, if any,

•	the regular record date or the method of determining this date,

•	the place or places where we may pay principal, premium, if any, and interest,

•	conversion or exchange provisions, if any,

•	the redemption or early payment provisions,

•	the authorized denominations,

•	the currency, currencies or currency units in which we may pay the purchase price for, the principal of, premium, if any, and interest on the junior subordinated debentures,

•	additions to or changes in the events of default or any changes in any of our covenants specified in the junior subordinated indenture,

•	any index or indices used to determine the amount of payments of principal and premium, if any, or the method of determining these amounts,

•	whether a temporary global security will be issued and the terms upon which you may exchange a temporary global security for definitive junior subordinated debentures,

•	whether we will issue the junior subordinated debentures, in whole or in part, in the form of one or more global securities,

•	the terms and conditions of any obligation or right we would have to convert or exchange the junior subordinated debentures into preferred securities or other securities,

•	whether a Principal Financial Services, Inc. guarantee will apply to such junior subordinated debentures and, if so, the material terms thereof, and

•	any other special terms of such junior subordinated debentures or related guarantee.
Special Payment Terms of the Junior Subordinated Debentures
          We may issue junior subordinated debentures at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe United States federal income tax consequences and special considerations relating to any junior subordinated debentures in the applicable prospectus supplement.
          The purchase price of any of the junior subordinated debentures may be payable in one or more foreign currencies or currency units. The junior subordinated debentures may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any junior subordinated debentures may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the junior subordinated debentures and the foreign currency units in the applicable prospectus supplement.
          If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debentures, we will also describe special United States federal income tax, accounting and other considerations relating to the junior subordinated debentures in the applicable prospectus supplement.
Denominations, Registration and Transfer
          Unless we state otherwise in the applicable prospectus supplement, we will issue the junior subordinated debentures only in registered form without coupons in denominations of $25 and any integral multiple of $25. Junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same issue and series, of any authorized denomination of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.
          You may present junior subordinated debentures for exchange as described above, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes and other governmental charges as described in the junior subordinated indenture. We will appoint the debenture trustee as securities registrar under the junior subordinated indenture. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We must maintain a transfer agent in each place of payment. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.
          If we redeem any junior subordinated debentures, neither we nor the debenture trustee will be required to:

•	issue, register the transfer of, or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or

•	transfer or exchange any junior subordinated debentures selected for redemption, except for any portion not redeemed of any junior subordinated debenture that is being redeemed in part.
Global Junior Subordinated Debentures
          We may issue a series of junior subordinated debentures in the form of one or more global junior subordinated debentures. We will identify the depositary holding the global junior subordinated debentures in the applicable prospectus supplement. We will issue global junior subordinated debentures only in fully registered form and in either temporary or permanent form. Unless it is exchanged for an individual junior subordinated debenture, a global junior subordinated debenture may not be transferred except:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor depositary, or any nominee of the successor.
          We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Junior Subordinated Debenture
          If we issue a global junior subordinated debenture, the depositary for the global junior subordinated debenture or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual junior subordinated debentures represented by the global junior subordinated debenture to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the junior subordinated debentures, or by us if the junior subordinated debentures are offered and sold directly by us. Ownership of beneficial interests in a global junior subordinated debenture will be limited to participants or persons that may hold interests through participants. Ownership and transfers of beneficial interests in the global junior subordinated debenture will be shown on, and effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global junior subordinated debenture.
          So long as the depositary or its nominee is the registered owner of the global junior subordinated debenture, the depositary or the nominee will be considered the sole owner or holder of the junior subordinated debentures represented by the global junior subordinated debenture for all purposes under the junior subordinated indenture. Except as provided below, you:

•	will not be entitled to have any of the individual junior subordinated debentures represented by the global junior subordinated debenture registered in your name,

•	will not receive or be entitled to receive physical delivery of any junior subordinated debentures in definitive form, and

•	will not be considered the owner or holder of the junior subordinated debenture under the junior subordinated indenture.

Payments of Principal, Premium and Interest
          We will make principal, premium and interest payments on global junior subordinated debentures to the depositary that is the registered holder of the global junior subordinated debenture or its nominee. The depositary for the junior subordinated debentures will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global junior subordinated debenture and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.
          We expect that the depositary or its nominee, upon receipt of principal, premium or interest payments, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global junior subordinated debenture as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global junior subordinated debenture held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Junior Subordinated Debentures
          Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of junior subordinated debentures is at any time unwilling, unable or ineligible to continue as depositary, we will issue individual junior subordinated debentures in exchange for the global junior subordinated debenture. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the junior subordinated debentures, determine not to have any junior subordinated debentures represented by one or more global junior subordinated debentures. If that occurs, we will issue individual junior subordinated debentures in exchange for the global junior subordinated debenture.
          Further, we may specify that you may, on terms acceptable to us, the debenture trustee and the depositary for the global junior subordinated debenture, receive individual junior subordinated debentures in exchange for your beneficial interest in a global junior subordinated debenture, subject to any limitations described in the prospectus supplement relating to the junior subordinated debentures. In that instance, you will be entitled to physical delivery of individual junior subordinated debentures equal in principal amount to that beneficial interest and to have the junior subordinated debentures registered in your name. Unless we otherwise specify, those individual junior subordinated debentures will be issued in denominations of $25 and integral multiples of $25.
Payment and Paying Agents
          Unless we state otherwise in the applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your junior subordinated debentures at the office of the debenture trustee or at the office of any paying agent that we may designate.
          Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on junior subordinated debentures to the registered owner of the junior subordinated debenture at the close of business on the regular record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the junior subordinated debentures.
          Any moneys deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any junior subordinated debenture that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.
Redemption
          Unless we state otherwise in the applicable prospectus supplement, junior subordinated debentures will not be subject to any sinking fund.

          We may, at our option, redeem any series of junior subordinated debentures after its issuance date in whole or in part at any time and from time to time. We may redeem junior subordinated debentures in denominations larger than $25 but only in integral multiples of $25.
     Redemption Price
          Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any junior subordinated debenture redeemed will equal any accrued and unpaid interest to the redemption date, plus the greater of:

•	the principal amount, and

•	an amount equal to:

•	for junior subordinated debentures bearing interest at a fixed rate, the discounted remaining fixed amount payments, calculated as described below, or

•	for junior subordinated debentures bearing interest determined by reference to a floating rate, the discounted swap equivalent payments, calculated as described below.
          The discounted remaining fixed amount payments will equal the sum of the current values of the amounts of interest and principal that would have been payable by us on each interest payment date after the redemption date and at stated maturity of the final payment of principal. This calculation will take into account any required sinking fund payments, but will otherwise assume that we have not redeemed the junior subordinated debenture prior to the stated maturity.
          The current value of any amount is the present value of that amount on the redemption date after discounting that amount on a monthly, quarterly or semiannual basis, whichever corresponds to the interest payment date periods of the related series of junior subordinated debentures, from the originally scheduled date for payment. We will use the treasury rate to calculate this present value.
          The treasury rate is a per annum rate, expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield, determined on the redemption date to be the per annum rate equal to the semiannual bond equivalent yield to maturity, adjusted to reflect monthly or quarterly compounding in the case of junior subordinated debentures having monthly or quarterly interest payment dates for United States Treasury securities maturing at the stated maturity of the final payment of principal of the junior subordinated debentures redeemed. We will determine this rate by reference to the weekly average yield to maturity for United States Treasury securities maturing on that stated maturity if reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve. If no such securities mature at the stated maturity, we will determine the rate by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (1) one maturing as close as possible to, but earlier than, the stated maturity and (2) the other maturing as close as possible to, but later than, the stated maturity, in each case as published in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve.
          The discounted swap equivalent payments will equal the sum of:

•	the current value of the amount of principal that would have been payable by us pursuant to the terms of the junior subordinated debenture at the stated maturity of the final payment of the principal of the junior subordinated debentures. This calculation will take into account any required sinking fund payments but will otherwise assume that we had not redeemed the junior subordinated debenture prior to the stated maturity, and

•	the sum of the current values of the fixed rate payments that leading interest rate swap dealers would require to be paid by an assumed fixed rate payer having the same credit standing as ours against floating rate payments to be made by these leading dealers equal to the interest payments on the junior subordinated debentures being redeemed, taking into account any required sinking fund payment, but otherwise assuming we had not redeemed the junior subordinated debenture prior to the stated maturity, under a standard interest rate swap agreement having a notional principal amount equal to the principal amount of the junior subordinated debentures, a termination date set at the stated maturity of the junior subordinated debentures and payment dates for both fixed and floating rate payers set at each interest payment date of the junior subordinated debentures. The amount of the fixed rate payments will be based on quotations received by the trustee, or an agent appointed for that purpose, from four leading interest rate swap dealers or, if quotations from four leading interest rate swap dealers are not obtainable, three leading interest rate swap dealers.

     Special Event Redemption
          Unless we state otherwise in the applicable prospectus supplement, if a special event relating to a series of junior subordinated debentures then exists, we may, at our option, redeem the series of junior subordinated debentures in whole, but not in part, on any date within 90 days of the special event occurring. The redemption price will equal the principal amount of the junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.
          A “special event” means a “tax event” or an “investment company event.” A “tax event” occurs when a trust receives an opinion of counsel experienced in these matters to the effect that, as a result of any amendment to, or change, including any announced prospective change in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of issuance of the preferred securities of a trust, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of that date, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debentures;

•	interest payable by us on the series of junior subordinated debentures is not, or within 90 days of that date, will not be, deductible, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of that date, subject to more than a de minimis amount of other taxes, duties or other governmental charges.
          An “investment company event” occurs when, in respect of a trust, there is a change in law or regulation, or a change in interpretation or application of law or regulation, by any legislative body, court, governmental agency or regulatory authority such that such trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of issuance of the preferred securities of a trust.
     Notice of Redemption
          We will mail notice of any redemption of your junior subordinated debentures at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or the portions called for redemption.
Option to Extend Interest Payment Date
          If provided in the applicable prospectus supplement, we will have the right during the term of any series of junior subordinated debentures to extend the interest payment period for a specified number of interest payment periods, subject to the terms, conditions and covenants specified in the prospectus supplement. However, we may not extend these interest payments beyond the maturity of the junior subordinated debentures. We will describe the United States federal income tax consequences and special considerations relating to any junior subordinated debentures in the applicable prospectus supplement.

          If we exercise this right, during the extension period we and our subsidiaries may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock, or

•	make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the junior subordinated debentures or make any related guarantee payments, other than:

•	dividends or distributions on our common stock,

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future, and

•	payments under any guarantee.
Modification of Indenture
          We and the debenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the junior subordinated indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may materially adversely affect the interests of holders of any series of junior subordinated debentures or, in the case of corresponding junior subordinated debentures, the holders of the corresponding series of preferred securities so long as they remain outstanding. We may also amend the junior subordinated indenture to maintain the qualification of the junior subordinated indenture under the Trust Indenture Act.
          We and the debenture trustee may, with the consent of the holders of not less than a majority in principal amount of the series of junior subordinated debentures affected, modify the junior subordinated indenture in a manner affecting the rights of the holders of junior subordinated debentures. However, no modification may, without the consent of the holder of each outstanding junior subordinated debenture affected:

•	change the stated maturity of the junior subordinated debentures,

•	reduce the principal amount of the junior subordinated debentures,

•	reduce the rate or, except as permitted by the junior subordinated indenture and the terms of the series of junior subordinated debentures, extend the time of payment of interest on the junior subordinated debentures, or

•	reduce the percentage of principal amount of the junior subordinated debentures, the holders of which are required to consent to the modification of the junior subordinated indenture.
          In the case of corresponding junior subordinated debentures, so long as any of the corresponding series of preferred securities remain outstanding:

•	no such modification may be made that adversely affects the holders of the preferred securities,

•	no termination of the junior subordinated indenture may occur, and

•	no waiver of any debenture event of default or compliance with any covenant under the junior subordinated indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the preferred securities unless the principal of the corresponding junior subordinated debentures and all accrued and unpaid interest on the corresponding junior subordinated debentures have been paid in full and other conditions are satisfied.
          In addition, we and the debenture trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

Debenture Events of Default
          Under the terms of the junior subordinated indenture, each of the following constitutes a debenture event of default for a series of junior subordinated debentures:

•	failure for 30 days to pay any interest on the series of junior subordinated debentures when due, subject to the deferral of any due date in the case of an extension period,

•	failure to pay any principal or premium, if any, on the series of junior subordinated debentures when due, including at maturity, upon redemption or by declaration,

•	failure to observe or perform in any material respect specified other covenants contained in the junior subordinated indenture for 90 days after written notice from the debenture trustee or the holders of at least 25% in principal amount of the relevant series of outstanding junior subordinated debentures,

•	our bankruptcy, insolvency or reorganization, or

•	any other event of default described in the applicable board resolution, guarantee or supplemental indenture under which the series of debt securities is issued.
     Effect of Event of Default
          The holders of a majority in outstanding principal amount of the series of junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series of junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. In the case of corresponding junior subordinated debentures, if the debenture trustee or the holders of the corresponding junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation preference of the corresponding series of preferred securities will have that right.
     Waiver of Event of Default
          The holders of a majority in aggregate outstanding principal amount of the series of junior subordinated debentures may rescind and annul the declaration and its consequences if:

•	the event of default is other than our non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration and all other events of default have been cured or waived, and

•	we have paid or deposited with the debenture trustee a sum sufficient to pay:

•	all overdue installments of interest (including interest on overdue installments of interest) and principal (and premium, if any) due other than by acceleration, and

•	certain amounts owing to the debenture trustee, its agents and counsel.
          The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected by the default may, on behalf of the holders of all the junior subordinated debentures, waive any past default and its consequences, except:

•	a default in the payment of principal (or premium, if any) or interest, and

•	a default relating to a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.
          We are required under the junior subordinated indenture to file annually with the junior subordinated indenture trustee a certificate of compliance.

     Direct Actions by Preferred Securityholders
          If a debenture event of default is attributable to our failure to pay interest or principal on the corresponding junior subordinated debentures on the date the interest or principal is payable, you, as a holder of preferred securities, may institute a legal proceeding directly against us or any guarantor, which we refer to in this prospectus as a “direct action,” for enforcement of payment to you of the principal of or interest on the corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of your related preferred securities.
          We may not amend the junior subordinated indenture to remove the right to bring a direct action without the prior written consent of the holders of all of the preferred securities. If the right to bring a direct action is removed, the applicable issue may become subject to the reporting obligations under the Securities Exchange Act of 1934. We have the right under the junior subordinated indenture to set-off any payment made to you as a holder of preferred securities by us in connection with a direct action. You will not be able to exercise directly any other remedy available to holders of the corresponding junior subordinated debentures.
          You will not be able to exercise directly any remedies other than those described in the preceding paragraph available to holders of the junior subordinated debentures unless there has been an event of default under the trust agreement.
Consolidation, Merger, Sale of Assets and Other Transactions
          We will not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States or any state or the District of Columbia, and the successor corporation expressly assumes our obligations relating to the junior subordinated debentures,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default,

•	in the case of corresponding junior subordinated debentures, the transaction is permitted under the related trust agreement or guarantee and does not give rise to any breach or violation of the related trust agreement or guarantee, and

•	other conditions described in the junior subordinated indenture are met.
          The general provisions of the junior subordinated indenture do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.
Satisfaction and Discharge
          The junior subordinated indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the debenture trustee, in trust, an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, premium, if any, and interest on the date of the deposit or to the stated maturity, as the case may be, then the junior subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the junior subordinated indenture and to provide the officers’ certificates and opinions of counsel described in the junior subordinated indenture.
Conversion or Exchange
          We may convert or exchange the junior subordinated debentures into preferred securities or other securities. If so, we will describe the specific terms on which junior subordinated debentures may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the preferred securities you would receive would be converted or exchanged.
Subordination
          In the junior subordinated indenture, we have agreed that any junior subordinated debentures will be subordinate and junior in right of payment to all senior debt to the extent provided in the junior subordinated indenture.
          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to us, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of junior subordinated debentures or, in the case of corresponding junior subordinated debentures, the property trustee on behalf of the holders, will be entitled to receive or retain any payment of the principal, premium, if any, or interest on the junior subordinated debentures.
          If the maturity of any junior subordinated debentures is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the junior subordinated debentures.
          We will not make any payments of principal of, premium, if any, or interest on the junior subordinated debentures if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with a default.
          When we use the term “debt,” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of that person for money borrowed,

•	every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

•	every reimbursement obligation of that person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person,

•	every obligation of that person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business,

•	every capital lease obligation of that person, and

•	every obligation of the type referred to in the prior five clauses of another person and all dividends of another person the payment of which the person has guaranteed or is responsible or liable for, directly or indirectly, including as obligor.
          When we use the term “senior debt” we mean the principal, premium, if any, and interest on debt, whether incurred on, prior to or after the date of the junior subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the junior subordinated debentures or to other debt which ranks equally with, or junior to, the junior subordinated debentures. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Principal Financial Group, Inc., whether or not the claim for post-petition interest is allowed in that proceeding.
          However, senior debt will not include:

•	any debt of Principal Financial Group, Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Principal Financial Group, Inc.,

•	any debt of Principal Financial Group, Inc. to any of its subsidiaries,

•	debt to any employee of Principal Financial Group, Inc.,

•	any liability for taxes, and

•	indebtedness or monetary obligations to trade creditors or assumed by Principal Financial Group, Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.
          As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the junior subordinated debentures. The payment of dividends by Principal Life is limited under Iowa insurance laws. See “Principal Financial Group, Inc.”
          The junior subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.
          The indenture provides that we may change the subordination provisions relating to any particular issue of junior subordinated debentures prior to issuance. We will describe any change in the prospectus supplement relating to the junior subordinated debentures.
Governing Law
          The junior subordinated indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.
Information Concerning the Debenture Trustee
          The debenture trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Subject to those provisions, the debenture trustee is not required to exercise any of its powers under the junior subordinated indenture at your request, unless you offer reasonable indemnity against the costs, expenses and liabilities which the trustee might incur. The debenture trustee is not required to expend or risk its own funds or incur personal financial liability in performing its duties if the debenture trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF CAPITAL STOCK OF
PRINCIPAL FINANCIAL GROUP, INC.
          Our authorized capital stock consists of 2.5 billion shares of common stock and 500 million shares of preferred stock.
          As of June 1, 2004, we had 316,854,547 outstanding shares of common stock. Holders of common stock have received a right entitling them, when the right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock. See “— Stockholder Right Plan.” No shares of preferred stock are currently outstanding.
Common Stock
          Holders of common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of such dividends. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Principal Financial Group, Inc., holders of common stock are entitled to share equally and ratably in the assets of Principal Financial Group, Inc., if any, remaining after the payment of all liabilities of Principal Financial Group, Inc. and the liquidation preference of any outstanding class or series of preferred stock. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below. Our common stock is listed on the New York Stock Exchange under the symbol “PFG”.
Preferred Stock
          We will describe the particular terms of any series of preferred stock and any related guarantee in the prospectus supplement relating to the offering.
          Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.
          We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of preferred stock through a certificate of designation adopted by our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged.
          On October 22, 2001 our board of directors authorized the issuance of one right with respect to each share of common stock issued between October 22, 2001 and the distribution date (as described below). When these rights become exercisable, holders of the rights will be entitled to purchase Series A Junior Participating Preferred Stock. See “— Stockholder Rights Plan”.
Change of Control Related Provisions in Our Certificate of Incorporation and By-Laws, and Delaware Law
          A number of provisions of our certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential antitakeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the Iowa insurance laws may also have an antitakeover effect. The following description of selected provisions of our certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the Iowa insurance laws are necessarily general and reference should be made in each case to our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement that includes this prospectus, and to the provisions of those laws, See “Where You Can Find More Information” for information on where to obtain a copy of our certificate of incorporation and by-laws.

Unissued Shares of Capital Stock
          Common Stock. As of June 1, 2004, we had 316,854,547 outstanding shares of common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
          Preferred Stock. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.
          Classified Board of Directors and Removal of Directors. Our certificate of incorporation provides that the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.
          Restriction on Maximum Number of Directors and Filling of Vacancies on our Board of Directors. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors. Stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it shall be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.
          Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent. Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. The chief executive officer, or, under some circumstances, the president or any vice president, and the board of directors may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitations on Director Liability
          Our certificate of incorporation contains a provision that is designed to limit our directors’ liability. Specifically, directors will not be held liable to Principal Financial Group, Inc. for monetary damages for breach of their fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.
          The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of Principal Financial Group, Inc. unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors’ duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Principal Financial Group, Inc. and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.
          Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with Principal Financial Group, Inc. or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of Principal Financial Group, Inc.
          Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws. The provisions of our certificate of incorporation governing, among other things the classified board, the director’s discretion in determining what he or she reasonably believes to be in the best interests of Principal Financial Group, Inc., the liability of directors and the elimination of stockholder actions by written consent may not be amended, altered or repealed unless the amendment is approved by the vote of holders of three/fourths of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of three/ fourths of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.
          Business Combination Statute. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an “interested stockholder” of Principal Financial Group, Inc. to engage in business combinations, such as mergers, consolidations or acquisitions of additional shares of Principal Financial Group, Inc., for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which

(a) the business combination or transaction which results in the stockholder becoming an “interested stockholder” is approved by the corporation’s board of directors prior to the time the stockholder becomes an “interested stockholder” or (b) the “interested stockholder,” upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Limitations on Acquisitions of Securities
          Iowa law prohibits for a period of 5 years following October 26, 2001, the date of distribution of consideration to Principal Life’s policyholders in exchange for their membership interests:

•	any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company from, directly or indirectly, acquiring or offering to acquire the beneficial ownership of more than 5% of any class of voting security of the reorganized company, and

•	any person, other than the reorganized company, or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires 5% or more of any class of voting security of the reorganized company prior to the conversion from, directly or indirectly, acquiring or offering to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Insurance Commissioner of the State of Iowa and by the board of directors of the reorganized company.
          By virtue of these provisions, we may not be subject to an acquisition by another company during the 5 years following October 26, 2001, the date of distribution of consideration to Principal Life’s policyholders in exchange for their membership interests.
          The insurance holding company and other insurance laws of many states also regulate changes of control of insurance holding companies, such as Principal Financial Group, Inc. A change of control is generally presumed upon acquisitions of 10% or more of voting securities. The Iowa, Arizona and Vermont insurance holding company laws, which are applicable to us require filings in connection with proposed acquisitions of control of domestic insurance companies. These insurance holding company laws prohibit a person from acquiring direct or indirect control of an insurer incorporated in the relevant jurisdiction without prior insurance regulatory approval.
Stockholder Rights Plan
          Our board of directors has adopted a stockholder rights plan under which each outstanding share of our common stock issued between October 22, 2001 and the distribution date (as described below) is coupled with a stockholder right. The stockholder rights are attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right entitles the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Each one one-thousandth of a share of Series A Junior Participating Preferred Stock have economic and voting terms equivalent to one share of Principal Financial Group, Inc.’s common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are found in a rights agreement entered into between Principal Financial Group, Inc. and Mellon Investor Services LLC, as rights agent. The following description of the rights agreement is a summary. You should read the rights agreement for a full description. The rights agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information.”
          Stockholder rights are not exercisable until the distribution date and will expire at the close of business on October 22, 2011, unless earlier redeemed or exchanged by us. A distribution date would occur upon the earlier of:

•	the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 10% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•	the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock or, in some circumstances, cash, a reduction in purchase price, property or other securities of Principal Financial Group, Inc., having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.
          If at any time after a public announcement has been made or Principal Financial Group, Inc. has received notice that a person has become an acquiring person:

•	Principal Financial Group, Inc. is acquired in a merger or other business combination, or

•	50% or more of Principal Financial Group, Inc.’s assets, cash flow or earning power is sold or transferred, each holder of a stockholder right, except rights which previously have been voided as described above, will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.
          The purchase price payable, the number of one one-thousandth of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of stockholder rights and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.
          At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the rights agreement, we may redeem all the stockholder rights at a price of $0.001 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A Junior Participating Preferred Stock or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.
          The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire Principal Financial Group, Inc. and other coercive takeover tactics which, in the opinion of Principal Financial Group, Inc.’s board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock and our Series A Junior Participating Preferred Stock is Mellon Investor Services LLC.

DESCRIPTION OF DEPOSITARY SHARES
General Terms
          We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.
          We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.
          The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.
Interest, Dividends and Other Distributions
          The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.
          In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.
Redemption of Depositary Shares
          If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.
Exercise of Rights under the Indentures or Voting the Preferred Stock
          Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, if it does not receive specific instructions from you.
Amendment and Termination of the Deposit Agreement
          We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.
          The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.
Resignation and Removal of Depositary
          The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Charges of Depositary
          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.
Miscellaneous
          The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.
          Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS
          We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other of our securities. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.
          The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
Debt Warrants
          We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants,

•	the debt securities for which the debt warrants are exercisable,

•	the aggregate number of the debt warrants,

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants,

•	the procedures and conditions relating to the exercise of the debt warrants,

•	the designation and terms of any related debt securities and guarantee issued with the debt warrants, and the number of debt warrants issued with each debt security,

•	the date, if any, from which you may separately transfer the debt warrants and the related securities,

•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires,

•	the maximum or minimum number of the debt warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations,

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants, and

•	the terms of the securities you may purchase upon exercise of the debt warrants.
          We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants
          We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants,

•	the securities, which may include preferred stock or common stock, for which you may exercise the warrants,

•	the aggregate number of the warrants,

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants,

•	the procedures and conditions relating to the exercise of the warrants,

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security,

•	the date, if any, from which you may separately transfer the warrants and the related securities,

•	the date on which your right to exercise the warrants commences, and the date on which your right expires,

•	the maximum or minimum number of warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.
          We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.
Exercise of Warrants
          We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.
          We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
          We may issue purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, trust preferred securities or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, undivided beneficial ownership interests in debt securities, trust preferred securities, depositary shares representing fractional interests in debt securities or shares of preferred stock, or debt obligations of third parties, including U.S. Treasury securities, securing your obligations under the purchase contract. The purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any purchase contracts or purchase units and any related guarantee.

DESCRIPTION OF PREFERRED SECURITIES
          The trustees of each trust will issue preferred securities and common securities of the trust. The preferred securities will represent preferred undivided beneficial interests in the assets of the related trust. As a holder of trust preferred securities, you will generally be entitled to a preference with respect to distributions and amounts payable on redemption or liquidation over the common securities of the trust, as well as other benefits as described in the corresponding trust agreement. Each of the trusts is a legally separate entity and the assets of one trust are not available to satisfy the obligations of any other trust.
          The following description of the terms of the form of trust agreement is a summary. It summarizes only those portions of the form of trust agreement which we believe will be most important to your decision to invest in the preferred securities. You should keep in mind, however, that it is the trust agreement, and not this summary, which defines your rights as a holder. There may be other provisions in the trust agreement which are also important to you. You should read the form of trust agreement itself for a full description of the terms of the preferred securities. The form of trust agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the trust agreement.
Ranking of Preferred Securities
          The preferred securities of a trust will rank equally, and we will make payments proportionately, with the common securities of the trust except as described under “— Subordination of Common Securities.” The preferred securities of each trust represent preferred undivided beneficial interests in the assets of the trust. The property trustee will hold legal title to the corresponding junior subordinated debentures in trust for the benefit of the holders of the related preferred securities and common securities.
          Each guarantee agreement that we execute for your benefit, as a holder of preferred securities of a trust, will be a guarantee on a subordinated basis with respect to the related preferred securities. However, our guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the related trust does not have funds on hand available to make such payments. See “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities.”
Distributions on the Preferred Securities
          The trust will pay the distributions on the preferred securities and common securities at a rate specified in the prospectus supplement.
          The amount of distributions the trust must pay for any period will be computed on the basis of a 360-day year of twelve 30-day months unless we otherwise specify in the applicable prospectus supplement. Distributions that are in arrears may bear interest at the rate per annum specified in the applicable prospectus supplement. The term “distributions” as we use it in this prospectus includes any additional amounts provided in the corresponding trust agreement.
          Distributions on the preferred securities will be cumulative, will accrue from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. If any date on which distributions are payable on the preferred securities is not a business day, the trust will instead make the payment on the next succeeding day that is a business day, and without any interest or other payment on account of the delay. However, if that business day is in the next succeeding calendar year, the trust will make the payment on the immediately preceding business day. In each case payment will be made with the same force and effect as if made on the date the payment was originally due. When we use the term “business day” in this prospectus, we mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the applicable trustee is closed for business.
          If provided in the applicable prospectus supplement, we have the right under the junior subordinated indenture, the contract that provides the terms for the corresponding junior subordinated debentures, to extend the interest payment period for a specified number of periods. However, we may not extend these interest payments beyond the maturity of the junior subordinated debentures. As a consequence of any extension, distributions on the corresponding preferred securities would be deferred by the trust during the extension period. These distributions would continue to accumulate additional distributions at the rate per annum set form in the prospectus supplement.
          If we exercise this right, during the extension period we and our subsidiaries may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock, or

•	make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the corresponding junior subordinated debentures or make any related guarantee payments, other than:

•	dividends or distributions on our common stock,

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future, and

•	payments under any guarantee.
          We anticipate that the revenue of each trust available for distribution to you, as a holder of preferred securities, will be limited to payments under the corresponding junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its preferred securities and its common securities. See “Description of Corresponding Junior Subordinated Debentures.”
          If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the corresponding preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of these distributions is guaranteed by us on a limited basis as set forth under “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities.”
          The trust will pay distributions on the preferred securities to you provided you are entered in the register of the trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record date will be one business day prior to the relevant distribution date. If any preferred securities are not in book-entry form, the record date for the preferred securities will be the date 15 days prior to the relevant distribution date.
Redemption

Redemption on a Repayment or Redemption of the Corresponding Junior Subordinated Debentures
          Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, the property trustee must apply the proceeds from that repayment or redemption to redeem a like amount of the corresponding preferred securities. This redemption must be made upon not less than 30 nor more than 60 days notice to you. The redemption price will be equal to the aggregate liquidation preference of the preferred securities, plus accumulated and unpaid distributions on the preferred securities to the date of redemption and the related amount of any premium paid by us upon the concurrent redemption of the corresponding junior subordinated debentures. See “Description of Corresponding Junior Subordinated Debentures — Optional Redemption.”
          If less than all of any series of corresponding junior subordinated debentures are repaid or redeemed, then the proceeds from the repayment or redemption will be allocated to redeem a proportionate amount of each of the preferred securities and the common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debentures repaid or redeemed will be allocated proportionately to the redemption of the preferred securities and the common securities.

          We must repay the principal of the corresponding junior subordinated debentures when they are due. In addition, we will have the right to redeem any series of corresponding junior subordinated debentures:

•	in whole or in part, subject to the conditions we describe under “Description of Corresponding Junior Subordinated Debentures — Optional Redemption,”

•	at any time, in whole, but not in part, upon the occurrence of a tax event or an investment company event, each as defined below, and subject to the further conditions we describe under “Description of Corresponding Junior Subordinated Debentures — Optional Redemption,” or

•	as we may otherwise specify in the applicable prospectus supplement.

Redemption or Distribution Upon the Occurrence of a Tax Event or an Investment Company Event
          If an event occurs that constitutes a tax event or an investment company event we will have the right to:

•	redeem the corresponding junior subordinated debentures in whole, but not in part, and cause a mandatory redemption of the preferred securities and common securities in whole, but not in part, within 90 days following the occurrence of the tax event or an investment company event, or

•	dissolve the related trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the preferred securities and common securities in liquidation of the trust.
          If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of corresponding junior subordinated debentures at the time that we exercise our right to elect to dissolve the related trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the preferred securities and common securities in liquidation of the trust.
          When we use the term “additional sums” in this prospectus we mean the additional amounts that may be necessary in order that the amount of distributions then due and payable by a trust on its outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a tax event.
          When we use the term “tax event” we mean the receipt by the trust of an opinion of counsel experienced in those matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in, the laws of the United States or any political subdivision or taxing authority affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the trust issues the preferred securities, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of corresponding junior subordinated debentures,

•	interest payable by us on the series of corresponding junior subordinated debentures is not, or within 90 days of the date of the opinion, will not be, deductible, in whole or in part, for United States federal income tax purposes, or

•	the trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.
          When we use the term “investment company event” we mean the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that the applicable trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the series of preferred securities issued by the trust.

          When we use the term “like amount,” we mean:

•	with respect to a redemption of any series of preferred securities, preferred securities having a liquidation amount equal to that portion of the principal amount of corresponding junior subordinated debentures to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of the preferred securities, and

•	with respect to a distribution of corresponding junior subordinated debentures to you, as a holder of preferred securities in connection with a dissolution or liquidation of the related trust, corresponding junior subordinated debentures having a principal amount equal to the liquidation amount of your preferred securities.
          When we use the term “liquidation amount,” we mean the stated amount of $25 per preferred security and common security.
          After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any series of preferred securities:

•	the series of preferred securities will no longer be deemed to be outstanding,

•	The Depository Trust Company, which we refer to in this prospectus as “DTC,” or its nominee, as the record holder of the series of preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon that distribution, and

•	any certificates representing the series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation preference of the series of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of preferred securities until you present the certificates to the administrative trustees or their agent for transfer or reissuance.
          We can make no assurance as to what the market prices will be for the preferred securities or the corresponding junior subordinated debentures that may be distributed to you in exchange for your preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the preferred securities that you purchase, or the corresponding junior subordinated debentures that you receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid to purchase the preferred securities.
Voluntary Distribution of Junior Subordinated Debentures
          If we so provide in the applicable prospectus supplement, we may elect, at any time, to dissolve the trust and cause the corresponding junior subordinated debentures to be distributed to you, as a holder of the preferred securities, and us, as the holder of the common securities, in liquidation of the trust.
Redemption Procedures
          The trust will redeem the preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. The trust will make redemptions of the preferred securities and pay the redemption price only to the extent that it has funds available for the payment of the redemption price. See also “— Subordination of Common Securities.”
          If a trust gives notice to you of redemption of your preferred securities, then by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will irrevocably deposit with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. See “— Book-Entry Issuance.”
          If the preferred securities are no longer in book-entry form, the trust, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price to you and will give the paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates.
          The trust will pay any distributions payable on or prior to the redemption date for any preferred securities called for redemption to you on the relevant record dates for the distribution. If the trust has given notice of redemption and has deposited the required funds, then upon the date of the deposit, all your rights will cease, except your right to receive the redemption price, without interest on that redemption price, and your preferred securities will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the trust will pay the redemption price on the next succeeding day which is a business day, and without any interest or other payment on account of the delay. However, if the business day falls in the next calendar year, the trust will make the payment on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee as described under “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities,” distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
          Subject to applicable law, including United States federal securities law, we or our subsidiaries may at any time purchase outstanding preferred securities by tender, in the open market or by private agreement.
          The trust will make payment of the redemption price on the preferred securities and any distribution of corresponding junior subordinated debentures to the applicable record holders as they appear on the register for the preferred securities on the relevant record date. This date will generally be one business day prior to the relevant redemption date or liquidation date. However, if any preferred securities are not in book-entry form, the relevant record date for the preferred securities will be the date 15 days prior to the redemption date or liquidation date.
          If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the preferred securities and common securities to be redeemed will be allocated proportionately among the preferred securities and the common securities. The property trustee will select the particular preferred securities to be redeemed on a proportionate basis not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption, by any method that the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions, equal to $25 or an integral multiple of $25, of the liquidation amount of preferred securities. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed.
Subordination of Common Securities
          The trust will make payment of distributions, any additional amounts and the redemption price on the preferred securities and common securities proportionately based on the liquidation amount of the preferred securities and common securities. However, if on any distribution date or redemption date a debenture event of default exists, the trust will not make any payment on the common securities unless payment in full in cash of all accumulated and unpaid distributions, any additional amounts and the full amount of the redemption price on all of the outstanding preferred securities of the trust, has been made or provided for. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable. If any event of default resulting from a debenture event of default exists, we as holder of the common securities of the trust will be deemed to have waived any right to act with respect to the event of default under the trust agreement until the effect of all those events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf, as a holder of the preferred securities, and not on our behalf as holder of the common securities, and only you acting with the other holders will have the right to direct the property trustee to act on your behalf.
Liquidation Distribution Upon Dissolution
          Each trust will automatically dissolve upon expiration of its term or the redemption of all of the preferred securities of the trust. In addition, we will dissolve the trust on the first to occur of:

•	our bankruptcy, dissolution or liquidation,

•	the distribution of a like amount of corresponding junior subordinated debentures to the holders of its preferred securities and common securities,

•	the redemption of all of the preferred securities, and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.
          If an early dissolution occurs as described in the clauses above (except with respect to a redemption of all of the preferred securities), the trustees will liquidate the trust as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the preferred securities and common securities a like amount of corresponding junior subordinated debentures. If the property trustee determines that this distribution is not practical, you will be entitled to receive out of the assets of the trust available for distribution, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment. We refer to this liquidation amount in this prospectus as the “liquidation distribution.” If the trust can make the liquidation distribution only in part because it has insufficient assets available to pay the full aggregate liquidation distribution, then it will pay the amounts on a proportionate basis. We, as the holder of the common securities, will be entitled to receive distributions upon any liquidation proportionately with you, and the other holders of the preferred securities, except that if an event exists that constitutes a debenture event of default, the preferred securities will have a priority over the common securities. A supplemental indenture may provide that if an early dissolution occurs as described in the third clause above, the corresponding junior subordinated debentures may be subject to optional redemption in whole, but not in part.
Events of Default; Notice
          Under the terms of the form of trust agreement, each of the following constitutes an event of default for a series of preferred securities:

•	the occurrence of a debenture event of default under the junior subordinated indenture (see “Description of Junior Subordinated Debentures — Debenture Events of Default”) or an event of default described in any related guarantee,

•	default by the trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days,

•	default by the trust in the payment of any redemption price of the preferred securities or common securities when it becomes due and payable,

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the second and third clauses above, and continuation of the default or breach for a period of 60 days after there has been given to the defaulting trustee or trustees by the holders of at least 10% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a notice of default under such trust agreement, or

•	the bankruptcy or insolvency of the property trustee and our failure to appoint a successor property trustee within 60 days of that event.

          Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, the administrative trustees and us, as depositor, unless the event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are and they are in compliance with all the conditions and covenants applicable to them and to us under the trust agreement.
          If a debenture event of default then exists, the preferred securities will have a preference over the common securities upon termination of the trust. See “— Liquidation Distribution Upon Dissolution.”
          The existence of an event of default does not entitle you to accelerate the maturity.
Removal of Trustees
          Unless a debenture event of default then exists, the holder of the common securities may remove any trustee. If a debenture event of default then exists the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee and the Delaware trustee. In no event will you have the right to vote to appoint, remove or replace the administrative trustees. These voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.
Co-trustees and Separate Property Trustee
          Unless an event of default then exists, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may be located, we, as the holder of the common securities, and the administrative trustees will have power to appoint one or more persons approved by the property trustee either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or, to the extent required by law, to act as separate trustee. These persons will have the powers provided in the instrument of appointment, and we may vest in that person or persons any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If a debenture event of default exists, the property trustee alone will have power to make that appointment.
Merger or Consolidation of Trustees
          Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the trustee is a party, or any corporation succeeding to all or substantially all the corporate trust business of the trustee, will be the successor of such trustee under the trust agreements, provided that the corporation is otherwise qualified and eligible.
Mergers, Consolidations, Amalgamations or Replacements of the Trusts
          A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described under “— Liquidation Distribution Upon Dissolution.”
          A trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state. However, the following conditions must be satisfied:

•	the successor entity must either:

•	expressly assume all of the obligations of the trust relating to the preferred securities, or

•	substitute for the preferred securities other securities having substantially the same terms and the same ranking as the preferred securities,

•	we must expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures,

•	the successor securities must be listed, or any successor securities must be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed,

•	the merger, consolidation, amalgamation or replacement must not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

•	the merger, consolidation, amalgamation or replacement must not adversely affect the rights, preferences and privileges of holders of the preferred securities, including any successor securities, in any material respect,

•	the successor entity must have a purpose substantially identical to that of the trust,

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease we must have received an opinion of counsel to the trust to the effect that:

•	the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of holders of the preferred securities, including any successor securities, in any material respect, and

•	following the merger, consolidation, amalgamation or replacement neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act, and

•	we or any permitted successor or assignee must own all of the common securities of the successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.
          However, a trust must not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if it would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.
Voting Rights; Amendment of Trust Agreement
          Except as provided below and under “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, you will have no voting rights.
          We and the administrative trustees may amend a trust agreement without your consent:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement, or

•	to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities and common securities are outstanding, or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.
          However, in the case of the first clause above, the action may not adversely affect in any material respect the interests of the holders of the preferred securities or our interests, as the holder of the common securities. Any such amendments of the trust agreement will become effective when notice is given to you and us.

          We and the administrative trustees may also amend a trust agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding preferred securities and common securities, and

•	receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees under the amendment will not affect the status of the trust as a grantor trust for United States federal income tax purposes or its exemption from the status of an “investment company” under the Investment Company Act.
          Without both your and our consent a trust agreement may not be amended to:

•	change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution of the preferred securities and common securities as of a specified date, or

•	restrict your or our right to institute suit for the enforcement of any payment on or after that date.
          So long as any corresponding junior subordinated debentures are held by the property trustee, the trustees may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or for executing any trust or power conferred on the debenture trustee with respect to the corresponding junior subordinated debentures,

•	waive any past default that is waiveable under specified sections of the junior subordinated indenture,

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures is due and payable, or

•	consent to any amendment, modification or termination of the junior subordinated indenture or the corresponding junior subordinated debentures, where that consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debentures affected by the consent, no consent may be given by the property trustee without the prior consent of each holder of the corresponding preferred securities.
          The trustees may not revoke any action previously authorized or approved by a vote of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify you of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the approval of the holders of the preferred securities prior to taking any of these actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as a corporation or partnership for United States federal income tax purposes on account of the action.
          Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for that purpose or through a written consent. The property trustee will cause a notice of any meeting at which you are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in the trust agreement.
          Your vote or consent is not required for a trust to redeem and cancel the preferred securities under the applicable trust agreement.
          Any preferred securities that are owned by us, the trustees or any of our affiliates or any affiliate of the trustees, will, for purposes of a vote or consent, be treated as if they were not outstanding.

Global Preferred Securities
          We may issue a series of preferred securities in the form of one or more global preferred securities. We will identify the depositary which will hold the global preferred security in the applicable prospectus supplement. Unless we otherwise indicate in the applicable prospectus supplement, the depositary will be DTC. We will issue global preferred securities only in fully registered form and in either temporary or permanent form. Unless it is exchanged for individual preferred securities, a global preferred security may not be transferred except:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor depositary, or any nominee of the successor.
          We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.
     Beneficial Interests in a Global Preferred Security
          If we issue a global preferred security, the depositary for the global preferred security or its nominee will credit on its book-entry registration and transfer system the aggregate liquidation amounts of the individual preferred securities represented by the global preferred securities to the accounts of participants. The accounts will be designated by the dealers, underwriters or agents for the preferred securities, or by us if the preferred securities are offered and sold directly by us. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership and transfers of beneficial interests in the global preferred security will be shown on, and effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of the securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global preferred security.
          So long as the depositary or its nominee is the registered owner of the global preferred security, the depositary or nominee will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as provided below, you:

•	will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in your name,

•	will not receive or be entitled to receive physical delivery of any preferred securities in definitive form, and

•	will not be considered the owner or holder of the preferred security under the trust agreement.
     Payments of Distributions
          We will pay distributions on global preferred securities to the depositary that is the registered holder of the global security, or its nominee. The depositary for the preferred securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global preferred security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.
          We expect that the depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

     Issuance of Individual Preferred Securities
          Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of preferred securities is at any time unwilling, unable or ineligible to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue individual preferred securities in exchange for the global preferred security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the preferred securities, determine not to have any preferred securities represented by one or more global preferred securities. If that occurs, we will issue individual preferred securities in exchange for the global preferred security.
          Further, we may specify that you may, on terms acceptable to us, the property trustee and the depositary for the global preferred security, receive individual preferred securities in exchange for your beneficial interests in a global preferred security, subject to any limitations described in the prospectus supplement relating to the preferred securities. In that instance, you will be entitled to physical delivery of individual preferred securities equal in liquidation amount to that beneficial interest and to have the preferred securities registered in its name. Unless we otherwise specify, those individual preferred securities will be issued in denominations of $25 and integral multiples of $25.
Payment and Paying Agency
          A trust will make payments on the preferred securities to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. However, if any preferred securities are not held by DTC, the trust will make the payments by check mailed to the address of the holder entitled to the payment as shown on the register. Unless we state otherwise in the applicable prospectus supplement, the paying agent will initially be the property trustee, together with any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent may resign as paying agent upon 30 days’ written notice to the administrative trustees, property trustees and us. If the property trustee ceases to be the paying agent, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to the administrative trustees and us.
Registrar and Transfer Agent
          Unless we state otherwise in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.
          A trust will register transfers of preferred securities without charge, but upon your payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A trust will not be required to register the transfer of its preferred securities after the preferred securities have been called for redemption.
Information Concerning the Property Trustee
          The property trustee, unless an event of default then exists, will be required to perform only those duties that are specifically set forth in the applicable trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. However, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless you offer reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default then exists and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in a trust agreement or is unsure of the application of any provision of a trust agreement, and the matter is not one on which holders are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us. If it is not so directed, the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities and the holder of the common securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous
          The trust agreements authorize and direct the administrative trustees to operate the related trusts in such a way that the trusts will not be deemed to be an investment company required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the corresponding junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. We and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of a trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred securities.
          You have no preemptive or similar rights as a holder of preferred securities. No trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEE BY PRINCIPAL FINANCIAL GROUP, INC.
OF THE PREFERRED SECURITIES
          At the same time as the issuance by a trust of its preferred securities, we will execute and deliver a guarantee for your benefit, as a holder of the preferred securities. Wilmington Trust Company will act as indenture trustee under the guarantee for the purposes of compliance with the Trust Indenture Act. The guarantee will be qualified as an indenture under the Trust Indenture Act.
          The following description of the terms of the guarantee is a summary. It summarizes only those portions of the guarantee that we believe will be most important to your decision to invest in the preferred securities of a trust. You should keep in mind, however, that it is the guarantee, and not this summary, which defines your rights as a holder of preferred securities. There may be other provisions in the guarantee that are also important to you. You should read the guarantee itself for a full description of its terms. The guarantee is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the guarantee. When we refer in this summary to preferred securities, we mean the preferred securities issued by a trust to which the guarantee relates.
General Terms of the Guarantee
          We will irrevocably agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments, as defined below, to you, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.
          The following payments, which we refer to in this prospectus as the “guarantee payments,” to the extent not paid by or on behalf of the related trust, will be subject to the guarantee:

•	any accrued and unpaid distributions required to be paid to you on the related preferred securities, to the extent that the trust has funds available for the payments,

•	the redemption price for any preferred securities called for redemption, to the extent that the trust has funds available for the payments, or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the corresponding junior subordinated debentures are distributed to you, the lesser of:

•	the liquidation distribution, and

•	the amount of assets of the trust remaining available for distribution to you.
          Our obligation to make a guarantee payment may be satisfied by us directly paying to you the required amounts or by causing the trust to pay the amounts to you.
          The guarantee will be an irrevocable guarantee on a subordinated basis of the related trust obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments. It is not a guarantee of collection.
          If we do not make interest payments on the corresponding junior subordinated debentures held by the trust, we expect that the trust will not pay distributions on the preferred securities and will not have funds legally available for those payments. The guarantee will rank subordinate and junior in right of payment to all senior debt. See “— Status of the Guarantee.”
          As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments under the guarantee. The payment of dividends by Principal Life is limited under Iowa insurance laws. See “Principal Financial Group, Inc.”

          Unless we state otherwise in the applicable prospectus supplement, the guarantee does not limit the amount of secured or unsecured debt that we may incur. We expect from time to time to incur additional senior debt.
          We have, through the guarantee, the trust agreement, the junior subordinated debentures, the junior subordinated indenture and the expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the obligations of the trust under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities. See “Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantees by Principal Financial Group, Inc. of the Preferred Securities.”
Status of the Guarantee
          The guarantee will constitute an unsecured obligation of Principal Financial Group, Inc. and will rank subordinate and junior in right of payment to all its senior debt.
          Unless we state otherwise in the applicable prospectus supplement, the guarantee of a series of preferred securities will rank equally with the guarantees relating to all other series of preferred securities that we may issue. The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The property trustee of the related trust will hold the guarantee for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the corresponding junior subordinated debentures to you.
Amendments and Assignment
          We may not amend the guarantee without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of outstanding preferred securities, except for any changes which do not materially adversely affect the rights of the holders of the preferred securities, in which case no vote will be required. The manner of obtaining any approval will be as set forth under “Description of the Preferred Securities — Voting Rights; Amendment of Trust Agreement.”
          All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related preferred securities then outstanding.
Events of Default
          An event of default under the guarantee will occur when we fail to perform any of our payment or other obligations under the guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.
          You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.
          We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.
Information Concerning the Guarantee Trustee
          The guarantee trustee, unless a default by us in the performance of the guarantee then exists, is required to perform only those duties that are specifically set forth in the guarantee. After a default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. However, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at your request unless you offer reasonable indemnity against the costs, expenses and liabilities that it might incur.
Termination of the Guarantee
          The guarantee will terminate and be of no further force and effect:

•	upon full payment of the redemption price of the related preferred securities,

•	upon full payment of the amounts payable upon liquidation of the related trust, or

•	upon distribution of corresponding junior subordinated debentures to the holders of the preferred securities.
          The guarantee will continue to be effective or will be reinstated if at any time you must restore payment of any sums paid under the preferred securities or the guarantee.
Governing Law
          The guarantee will be governed by and construed in accordance with the laws of the State of New York.
The Expense Agreement
          Under an expense agreement entered into by us, we will irrevocably and unconditionally guarantee to each person or entity to whom a trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to you the amounts due to you under the terms of the preferred securities.

DESCRIPTION OF CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
          The corresponding junior subordinated debentures are to be issued in one or more series of junior subordinated debentures under the junior subordinated indenture with terms corresponding to the terms of the related preferred securities. See “Description of Junior Subordinated Debentures.”
          The following description of the terms of the corresponding junior subordinated debentures and the junior subordinated indenture is a summary. It summarizes only those portions of the junior subordinated indenture which we believe will be most important to your decision to invest in the preferred securities. You should keep in mind, however, that it is the junior subordinated indenture, and not this summary, which defines your rights. There may be other provisions in the junior subordinated indenture which are also important to you. You should read the junior subordinated indenture itself for a full description of its terms. The junior subordinated indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the junior subordinated indenture.
General Terms of the Corresponding Junior Subordinated Debentures
          At the same time a trust issues preferred securities, the trust will invest the proceeds from the sale and the consideration paid by us for the common securities in a series of corresponding junior subordinated debentures issued by us to the trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related preferred securities plus our investment in the common securities and, unless we state otherwise in the applicable prospectus supplement, will rank equally with all other series of corresponding junior subordinated debentures. The corresponding junior subordinated debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the junior subordinated indenture to all our senior debt. See “Description of Junior Subordinated Debentures — Subordination” and the prospectus supplement relating to any offering of related preferred securities.
Optional Redemption
          Unless we state otherwise in the applicable prospectus supplement, we may, at our option, redeem the corresponding junior subordinated debentures on any interest payment date, in whole or in part. Unless we state otherwise in the applicable prospectus supplement, the redemption price for any corresponding junior subordinated debentures will be equal to any accrued and unpaid interest to the date fixed for redemption, plus the greater of:

•	the principal amount of the debentures, and

•	an amount equal to:

•	for junior subordinated debentures bearing interest at a fixed rate, the discounted remaining fixed amount payments. See “Description of Junior Subordinated Debentures — Redemption.”

•	for junior subordinated debentures bearing interest determined by reference to a floating rate, the discounted swap equivalent payments. See “Description of Junior Subordinated Debentures — Redemption.”
          If a tax event or an investment company event exists, we may, at our option, redeem the corresponding junior subordinated debentures on any interest payment date falling within 90 days of the occurrence of the tax event or investment company event, in whole but not in part, subject to the provisions of the junior subordinated indenture. The redemption price for any corresponding junior subordinated debentures will be equal to 100% of the principal amount of the corresponding junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. See “Description of Junior Subordinated Debentures — Redemption.”

          For so long as the applicable trust is the holder of all the outstanding series of corresponding junior subordinated debentures, the trust will use the proceeds of any redemption to redeem the corresponding preferred securities. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of the series for all interest periods terminating on or prior to the redemption date.
Covenants of Principal Financial Group, Inc.
          We will covenant in the junior subordinated indenture for each series of corresponding junior subordinated debentures that we will pay additional sums to the trust, if:

•	the trust that has issued the corresponding series of preferred securities and common securities is the holder of all of the corresponding junior subordinated debentures,

•	a tax event exists, and

•	we have not redeemed the corresponding junior subordinated debentures or terminated the trust.
          We will also covenant, for each series of corresponding junior subordinated debentures, that we and our subsidiaries will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock, or

•	make any payment of principal of, interest or premium, if any, on or repay or repurchase or redeem any debt securities, including other corresponding junior subordinated debentures, that rank equally with or junior in interest to the corresponding junior subordinated debentures or make any related guarantee payments, other than:

•	dividends or distributions in our common stock,

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future, and

•	payments under any guarantee of preferred securities,
if at that time:

•	there has occurred any event of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an “event of default” under the junior subordinated indenture for that series of corresponding junior subordinated debentures which we have not taken reasonable steps to cure,

•	we are in default on our payment of any obligations under the related guarantee, or

•	we have given notice of our selection of an extension period as provided in the junior subordinated indenture for that series of corresponding junior subordinated debentures and have not rescinded that notice, or the extension period, or any extension, is continuing.
          We will also covenant, for each series of corresponding junior subordinated debentures:

•	to maintain, by ourselves or our permitted successors, directly or indirectly, 100% ownership of the common securities of the trust to which corresponding junior subordinated debentures have been issued,

•	not to voluntarily terminate, wind-up or liquidate any trust, except in connection with a distribution of corresponding junior subordinated debentures to you in liquidation of the trust, or in connection with mergers, consolidations or amalgamations permitted by the related trust agreement, and

•	to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain a statutory trust and not to be classified as an association taxable as a corporation for United States federal income tax purposes.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING
JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES
BY PRINCIPAL FINANCIAL GROUP, INC. OF THE PREFERRED SECURITIES
          As long as payments of interest and other payments are made when due on each series of corresponding junior subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the related preferred securities, primarily because:

•	the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the corresponding preferred securities and corresponding common securities,

•	the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the corresponding preferred securities,

•	we will pay for all and any costs, expenses and liabilities of the trust except the obligations of the trust to holders of its preferred securities under the preferred securities, and

•	each trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.
          We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of such distributions, to the extent set forth under “Description of Guarantee by Principal Financial Group, Inc. of the Preferred Securities.”
          Taken together, our obligations under each series of junior subordinated debentures, the junior subordinated indenture, the related trust agreement, the related expense agreement and the related guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities. If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, the trust will not pay distributions or other amounts due on its preferred securities.
          Notwithstanding anything to the contrary in the junior subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the junior subordinated indenture with and to the extent we have made or are making a payment under the related guarantee.
          You may institute a legal proceeding directly against us to enforce your rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.
          The preferred securities of each trust evidence your rights to the benefits of the trust. Each trust exists for the sole purpose of issuing its preferred securities and common securities, investing the proceeds from the sale of such securities in corresponding junior subordinated debentures and related purposes.
          A principal difference between your rights as a holder of a preferred security and the rights of a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture will accrue, and, subject to the permissible extension of the interest period, is entitled to receive, interest on the principal amount of corresponding junior subordinated debentures held, while you are only entitled to receive distributions if and to the extent the trust has funds available for the payment of those distributions.
          Upon any voluntary or involuntary termination, winding-up or liquidation of any trust involving the liquidation of the corresponding junior subordinated debentures, you will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of Preferred Securities — Liquidation Distribution Upon Termination.”

          Upon any voluntary or involuntary liquidation or bankruptcy of Principal Financial Group, Inc., the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor. In this case, the property trustee would be subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, your position as a holder of the preferred securities and the position of a holder of the corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of our company would be substantially the same.
          A default or event of default under any senior debt would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, senior debt, the subordination provisions of the junior subordinated indenture provide that we may not make payments on the corresponding junior subordinated debentures until the senior debt has been paid in full or any payment default under the senior debt has been cured or waived. Our failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior subordinated indenture.
PLAN OF DISTRIBUTION
          We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to purchasers.
          Agents whom we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of the securities that they offer or sell.
          We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the securities.
          We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.
          We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.
          We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.
          We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any put option or other contractual arrangement. We will describe the terms of any such put option or other contractual arrangement in the prospectus supplement relating to such securities.
          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or other to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
          We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.
          We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.
          The maximum underwriting compensation in connection with any shelf take-down will not exceed 8% of the offering proceeds, from such take-down.
LEGAL OPINIONS
          Unless we state otherwise in the applicable prospectus supplement the validity of any securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton LLP, New York, New York, and for the trusts and us by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts, and for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
          The consolidated financial statements and schedules of Principal Financial Group, Inc. appearing in Principal Financial Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information about us. In addition, we file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. This information may be read and copied at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The material may also be accessed electronically by means of the Securities and Exchange Commission’s home page on the Internet at http://www.sec.gov or through our web site at http://www.principal.com.
          Our common stock is listed on the New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
INCORPORATION BY REFERENCE
          The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. This prospectus incorporates by reference the documents listed below.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003,

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004,

•	Description of our common stock and the rights associated with our common stock contained in our registration statements on Form 8-A, dated October 10, 2001,

•	Our Proxy Statement dated April 1, 2004, and

•	All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus.
          We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Principal Financial Group, Inc., Attention: Joyce N. Hoffman, Senior Vice President and Corporate Secretary (Telephone: 515-247-5111).

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• Shares
Principal Financial Group, Inc.
Series A Preferred Stock
(Non-Cumulative, $100 Liquidation Preference)

Prospectus Supplement
June  • , 2005
(Including Prospectus Dated June 24, 2004)

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